UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.__)

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under § 240.14a-12

TVARDI THERAPEUTICS, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required
☐	Fee paid previously with preliminary materials
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

TVARDI THERAPEUTICS, INC.

3 Sugar Creek Ctr. Blvd.

Suite 525

Sugar Land, Texas 77478

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held on June 9, 2026

Dear Stockholder:

You are cordially invited to attend the 2026 Annual Meeting of Stockholders of Tvardi Therapeutics, Inc., a Delaware corporation (“Tvardi,” “we,” “us,” “our” or the “Company”). The meeting will be held virtually, via live webcast at www.virtualshareholdermeeting.com/TVRD2026, at 12:00 p.m., Eastern Daylight Time on Tuesday, June 9, 2026 for the following purposes:

1.	To elect the Board of Directors’ three nominees, Imran Alibhai, Ph.D., Cynthia Smith and Sujal Shah, for Class II directors to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal.
2.	To approve, on a non-binding advisory basis, the compensation of the Company’s named executive officers.
3.	To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers.
4.	To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026.
5.	To conduct any other business properly brought before the meeting.

These items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Stockholders.

The record date for the Annual Meeting is Tuesday, April 14, 2026. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors

/s/ Dan Conn
Dan Conn, J.D., M.B.A.
Chief Financial Officer and
Corporate Secretary
Sugar Land, TX
April 23, 2026

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held Virtually, Via Live Webcast at www.virtualshareholdermeeting.com/TVRD2026, at 12:00 p.m., Eastern Daylight Time on Tuesday, June 9, 2026.

The proxy statement and the annual report to stockholders are available at www.proxyvote.com.

You are cordially invited to attend the meeting online. Whether or not you expect to attend the meeting, please vote over the telephone or the internet as instructed in these materials, or, if you receive a paper proxy card by mail, by completing and returning the proxy mailed to you, as promptly as possible in order to ensure your representation at the meeting.

Even if you have voted by proxy, you may still vote online if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other agent and you wish to vote at the Annual Meeting, you must follow the instructions from such organization and will need to obtain a proxy issued in your name from that record holder.

EXPLANATORY NOTE

On April 15, 2025 (the “Closing Date”), the Delaware corporation formerly known as “Cara Therapeutics, Inc.” completed its previously announced merger with Tvardi Therapeutics, Inc. (“Legacy Tvardi”) in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of December 17, 2024 (the “Merger Agreement”), by and among Cara Therapeutics, Inc. (“Cara”), CT Convergence Merger Sub, Inc., a wholly owned subsidiary of Cara (“Merger Sub”), and Legacy Tvardi, pursuant to which Merger Sub merged with and into Legacy Tvardi, with Legacy Tvardi surviving the merger as a wholly owned subsidiary of Cara (the “Merger”). Also on April 15, 2025, Cara changed its name from “Cara Therapeutics, Inc.” to “Tvardi Therapeutics, Inc.” (“Tvardi,” the “Company,” “we,” “our,” or “us”).

Pursuant to the Merger Agreement, on the Closing Date, (i) Cara effected a 1-for-3 reverse stock split of its common stock (the “Reverse Stock Split”), (ii) Cara increased its authorized shares of common stock to 150,000,000, (iii) Merger Sub was merged with and into Legacy Tvardi and Legacy Tvardi became a wholly owned subsidiary of the Company, and (iv) the Company changed its name to “Tvardi Therapeutics, Inc.” Following the completion of the Merger, the business conducted by the Company became primarily the business conducted by Legacy Tvardi, which is a clinical-stage biopharmaceutical company focused on the development of novel, oral small molecule therapies targeting STAT3 to treat fibrosis-driven diseases with significant unmet need.

Immediately prior to the effective time of the Merger, each share of Legacy Tvardi’s preferred stock was converted into one share of Legacy Tvardi’s common stock. At the effective time of the Merger, the Company issued an aggregate of 7,805,161 shares of its common stock to Legacy Tvardi’s stockholders and holders of outstanding convertible promissory notes (the “Convertible Notes”) of Legacy Tvardi, based on (i) an exchange ratio calculated in accordance with the Merger Agreement (the “Exchange Ratio”) and (ii) the terms of the Convertible Notes, resulting in 9,355,542 shares of the Company’s common stock being issued and outstanding immediately following the effective time of the Merger.

As of the open of trading on April 16, 2025, the common stock of the Company began trading on The Nasdaq Capital Market (“Nasdaq”) under the symbol “TVRD.”

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TVARDI THERAPEUTICS, INC.

3 Sugar Creek Ctr. Blvd.

Suite 525

Sugar Land, Texas 77478

PROXY STATEMENT

FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 9, 2026 at 12:00 p.m., Eastern Daylight Time

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

Why am I receiving these materials?

Pursuant to rules adopted by the Securities and Exchange Commission (the “SEC”), we have elected to provide access to our proxy materials over the internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board of Directors (the “Board” or “Board of Directors”) of Tvardi Therapeutics, Inc. (sometimes referred to as the “Company” or “Tvardi”) is soliciting your proxy to vote at the 2026 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.

You are invited to attend the Annual Meeting to vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply fill out and return your vote by proxy over the telephone or through the internet or vote by proxy using a proxy card you may request or that we may elect to deliver at a later time.

We intend to mail the Notice on or about April 23, 2026 to all stockholders of record entitled to vote at the Annual Meeting.

How do I attend the Annual Meeting?

This year’s Annual Meeting will be a virtual meeting, which will be conducted entirely online via live webcast to allow greater participation. Any stockholder can attend the virtual Annual Meeting live online at www.virtualshareholdermeeting.com/TVRD2026. The meeting will start at 12:00 p.m., Eastern Daylight Time, on Tuesday, June 9, 2026. Stockholders attending the virtual Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting.

In order to enter the Annual Meeting, you will need the control number, which is included on your Notice or proxy card, or in the email sending you the Proxy Statement if you are a stockholder of record of shares of our common stock, or included with your voting instruction card and voting instructions received from your broker, bank or other agent if you hold your shares of common stock in a “street name.” Instructions on how to attend and participate online are available at www.virtualshareholdermeeting.com/TVRD2026. We recommend that you log in a few minutes before 12:00 p.m., Eastern Daylight Time to ensure you are logged in when the Annual Meeting starts. The webcast will open 15 minutes before the start of the Annual Meeting.

To help ensure that we have a productive and efficient meeting, and in fairness to all stockholders in attendance, you will also find posted our rules of conduct for the Annual Meeting when you log in prior to its start. These rules of conduct will include the following guidelines:

●	You may submit questions and comments electronically through the meeting portal during the Annual Meeting.
●	Only stockholders of record as of April 14, 2026, the record date for the Annual Meeting, and their proxy holders may submit questions or comments.
●	Please include your name and affiliation, if any, when submitting a question or comment.
●	Limit your remarks to one brief question or comment that is relevant to the Annual Meeting.
●	Questions may be grouped by topic by our management.
●	Questions may also be ruled as out of order if they are, among other things, irrelevant to our business, related to pending or threatened litigation, disorderly, repetitious of statements already made, or in furtherance of the speaker’s own personal, political or business interests.
●	Be respectful of your fellow stockholders and Annual Meeting participants.
●	No audio or video recordings of the Annual Meeting are permitted.

What if I have technical difficulties or trouble accessing the virtual Annual Meeting?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual Annual Meeting. If you encounter any difficulties accessing the virtual Annual Meeting during the check-in or meeting time, please call the technical support number that will be posted at www.virtualshareholdermeeting.com/TVRD2026.

For the Annual Meeting, how do we ask questions of management and the Board?

We plan to spend up to 15 minutes answering appropriate stockholder questions at the conclusion of the Annual Meeting and will include as many stockholder questions that comply with the rules of conduct for the Annual Meeting as the allotted time permits. If we receive substantially similar questions, we will group such questions together and provide a single response to avoid repetition. Questions that are not relevant to the proposals to be voted on at the Annual Meeting will not be responded to. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/TVRD2026.

Who can vote at the Annual Meeting?

Only stockholders of record at the close of business on the record date, Tuesday, April 14, 2026, will be entitled to vote at the Annual Meeting. On the record date, there were 9,381,344 shares of common stock outstanding and entitled to vote.

For the ten days ending the day prior to the annual meeting, a list of stockholders of record will be available for inspection by any stockholder of record for any legally valid purpose at our corporate headquarters during regular business hours. To access the list of stockholders of record beginning May 30, 2026 and until the meeting, stockholders should email ir@tvardi.com.

Stockholder of Record: Shares Registered in Your Name

If on the record date your shares were registered directly in your name with Tvardi’s transfer agent, Equiniti Trust Company, LLC, then you are a stockholder of record. As a stockholder of record, you may vote online at the meeting or vote by proxy. Whether or not you plan to attend the meeting, to ensure your vote is counted, we urge you to vote your shares electronically through the internet, by telephone or by filling out and returning a proxy card you may request or that we may elect to deliver at a later time.

Beneficial Owner: Shares Registered in the Name of a Broker, Bank or Other Agent

If on the record date your shares were held, not in your name, but rather in an account at a broker, bank, or other agent, then you are the beneficial owner of shares held in “street name” and these proxy materials should be forwarded to you by that organization. The organization holding your account is considered to be the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker, bank or other agent regarding how to vote the shares in your account. You must follow the instructions provided by your brokerage firm, bank, or other similar organization for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain a valid legal proxy. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain a valid legal proxy either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

What am I voting on?

There are four matters scheduled for a vote:

●	Election of three directors, Imran Alibhai, Ph.D., Cynthia Smith and Sujal Shah, to serve until the 2029 Annual Meeting of Stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation or removal (Proposal 1);
●	Approval, on a non-binding, advisory basis, of the compensation of the Company’s named executive officers (Proposal 2);
●	Indication, on an advisory basis, of the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers (Proposal 3); and
●	Ratification of the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026 (Proposal 4).

What if another matter is properly brought before the meeting?

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If other matters are presented, the proxy holders have discretionary authority to vote all proxies in accordance with their best judgment. Discretionary authority for them to do so is provided for in the proxy card.

How do I vote?

For Proposal 1, you may either vote “For” all the nominees to the Board or you may “Withhold” your vote for any nominee to the Board that you specify. With regard to your advisory vote on how frequently we should solicit stockholder advisory approval of executive compensation (Proposal 3), you may vote for any one of the following: one year, two years or three years, or you may abstain from voting on that matter. For each of the other matters to be voted on, you may vote “For” or “Against” or abstain from voting.

The procedures for voting are fairly simple:

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record, you may vote online during the Annual Meeting, or you may vote by proxy (1) over the telephone, (2) through the internet or (3) by filling out and returning a proxy card you may request or that we may elect to deliver at a later time. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote online during the Annual Meeting, even if you have already voted by proxy. In such case, your previously submitted proxy will be disregarded.

●	To vote online during the Annual Meeting, follow the provided instructions to join the meeting at www.virtualshareholdermeeting.com/TVRD2026, starting at 12:00 p.m., Eastern Daylight Time on Tuesday, June 9, 2026. The webcast will open 15 minutes before the start of the meeting.
●	To vote using the proxy card that you have requested or that we have elected to deliver, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.
●	To vote over the telephone, dial toll-free 1-800-579-1639 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the enclosed proxy card. Your telephone vote must be received by 11:59 P.M., Eastern Daylight Time on Monday, June 8, 2026 to be counted.
●	To vote through the internet prior to the Annual Meeting, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from the Notice and proxy card. Your internet vote must be received by 11:59 P.M., Eastern Daylight Time on Monday, June 8, 2026 to be counted.

Beneficial Owner: Shares Registered in the Name of Brokers, Banks or Other Agents

If you are a beneficial owner of shares registered in the name of your broker, bank, or other agent, you should have received a voting instruction form with these proxy materials from that organization rather than from us. You must follow these instructions for your bank, broker or other stockholder of record to vote your shares per your instructions. Alternatively, many brokers and banks provide the means to grant proxies or otherwise instruct them to vote your shares by telephone and via the Internet, including by providing you with a 16-digit control number via email or on your proxy card or your voting instruction form. If your shares are held in an account with a broker, bank or other stockholder of record providing such a service, you may instruct them to vote your shares by telephone (by calling the number provided in the proxy materials) or over the Internet as instructed by your broker, bank or other stockholder of record. If you did not receive a 16-digit control number via email or on your proxy card or voting instruction form, and you wish to vote prior to or at the virtual Annual Meeting, you must follow the instructions from your broker, bank or other stockholder of record, including any requirement to obtain your 16-digit control number. Many brokers, banks and other stockholders of record allow a beneficial owner to obtain their 16-digit control number either online or by mail, and we recommend that you contact your broker, bank or other stockholder of record to do so.

Internet proxy voting is provided to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock you owned as of the record date, Tuesday, April 14, 2026.

What happens if I do not vote?

Stockholder of Record: Shares Registered in Your Name

If you are a stockholder of record and do not vote online during the meeting, through the internet, by telephone or by completing your proxy card, your shares will not be voted.

Beneficial Owner: Shares Registered in the Name of Broker, Bank or Other Agent

If you are a beneficial owner and do not instruct your broker, bank or other agent how to vote your shares, the question of whether your broker, bank or other agent will still be able to vote your shares depends on whether, pursuant to stock exchange rules, the particular proposal is deemed to be a “routine” matter. Brokers, banks and other agents can use their discretion to vote “uninstructed” shares with respect to matters that are considered to be “routine,” but not with respect to “non-routine” matters. “Non-routine” matters are matters that may substantially affect the rights or privileges of stockholders, such as elections of directors (even if not contested), executive compensation, mergers, stockholder proposals, and certain corporate governance proposals, even if management-supported. Accordingly, your broker, bank or other agent may not vote your shares on Proposals 1, 2 or 3 without your instructions. Your broker, bank or other agent may vote your shares on Proposal 4 (Ratification of Auditors) in the absence of your instruction.

If you are a beneficial owner of shares held in street name, and you do not plan to attend the Annual Meeting, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What are “broker non-votes”?

A “broker non-vote” occurs when your broker, bank or other securities intermediary submits a proxy for the meeting with respect to “routine” matters but does not vote on “non-routine” matters because you did not provide voting instructions on these matters. These unvoted shares with respect to “non-routine” matters are counted as “broker non-votes.” Proposal 4 (Ratification of Auditors) is considered a routine matter under applicable stock exchange rules, and without your instruction, your broker, bank or other agent may vote your shares in its discretion. Proposals 1, 2 and 3 are considered non-routine under applicable stock exchange rules. Without your instruction, your broker, bank or other agent cannot vote your shares on these matters, and we therefore expect broker non-votes to exist in connection with those proposals. Please instruct your broker, bank or other agent so your vote can be counted.

As a reminder, if you are a beneficial owner of shares held in street name, in order to ensure your shares are voted in the way you would prefer, you must provide voting instructions to your broker, bank or other agent by the deadline provided in the materials you receive from your broker, bank or other agent.

What if I return a proxy card or otherwise vote but do not make specific choices?

If you return a signed and dated proxy card or otherwise vote but do not make specific choices, your shares will be voted in accordance with the recommendations of our Board as follows:

●	FOR the election of each of the three nominees for director;
●	FOR the approval, on a non-binding advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this proxy statement;
●	For “ONE YEAR” as the preferred frequency of advisory votes to approve executive compensation;
●	FOR the ratification of the selection of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for our fiscal year ending December 31, 2026; and
●	If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using their best judgment.

Who is paying for this proxy solicitation?

We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies in person, by telephone, or by other means of communication.

Directors and employees will not be paid any additional compensation for soliciting proxies. We will also reimburse brokers, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

What does it mean if I receive more than one set of proxy materials?

If you receive more than one set of proxy materials, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the proxy cards in the voting materials to ensure that all of your shares are voted.

Can I change my vote after submitting my proxy?

Stockholder of Record: Shares Registered in Your Name

Yes. You can revoke your proxy at any time before the final vote at the Annual Meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:

●	You may submit another properly completed proxy card with a later date.
●	You may grant a subsequent proxy by telephone or through the internet.
●	You may send a timely written notice that you are revoking your proxy to Tvardi’s Secretary at 3 Sugar Creek Ctr. Blvd, Suite 525, Sugar Land, Texas 77478. Such notice will be considered timely if it is received at the indicated address by the close of business on the business day one week preceding the date of the Annual Meeting.
●	You may attend the Annual Meeting and vote online during the meeting. Simply attending the Annual Meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.

Beneficial Owner: Shares Registered in the Name of Brokers, Banks or Other Agents

If your shares are held by your broker, bank or other agent, you should follow the instructions provided by your broker, bank or other agent.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count: (1) with respect to Proposal 1, votes “For,” “Withhold” and broker non-votes, (2) with respect to Proposal 2, votes “For,” “Against,” abstentions and broker non-votes, (3) with respect to Proposal 3, votes for “One Year,” “Two Years,” “Three Years,” abstentions and broker non-votes, and (4) with respect to Proposal 4, votes “For,” “Against” and abstentions. Abstentions will be counted towards the vote total for Proposals 2 and 4 and will have the same effect as “Against” votes. Abstentions will be counted towards the vote total for Proposal 3 and be counted as a vote against each of the proposed voting frequencies. Broker non-votes for Proposals 1, 2 and 3 will have no effect and will not be counted towards the vote total for those proposals. There will not be any broker non-votes on Proposal 4. Withhold votes will not affect the vote for Proposal 1.

How many votes are needed to approve each proposal?

●	Proposal 1 — Election of Directors: The inspector of election will separately count “For,” “Withhold” and broker non-votes with respect to Proposal 1. The three nominees for director that receive the highest number of FOR votes of the holders of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the election of directors will be elected. Neither broker non-votes nor “Withhold” votes will affect the vote for Proposal 1.
●	Proposal 2 — Advisory Vote on the Compensation of the Company’s named executive officers: The inspector of election will separately count “For,” “Against,” “Abstain” and broker non-votes with respect to Proposal 2. This proposal, commonly referred to as the “say-on-pay” vote, must receive FOR votes from the holders of a majority of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote. Broker non-votes will not affect the outcome of the advisory vote on compensation of the Company’s named executive officers. Since Proposal 2 is an advisory vote, the result will not be binding on our Board. However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will take into account the outcome of the advisory vote when considering future executive compensation decisions.
●	Proposal 3 — Advisory Vote on the Frequency of “Say-on-Pay” Votes: The inspector of election will separately count “One Year,” “Two Years,” “Three Years,” abstentions and broker non-votes with respect to Proposal 3. A proposed voting frequency must receive affirmative votes from the holders of a majority of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the effect of a vote against each of the proposed voting frequencies. Broker non-votes will not affect the outcome of the advisory vote on compensation of the Company’s named executive officers. If none of the proposed voting frequencies receives the votes of the holders of a majority of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the matter, we will consider the frequency receiving the highest number of affirmative votes from the holders of shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the matter to be the frequency preferred by our stockholders. Since Proposal 3 is an advisory vote, the result will not be binding on our Board. However, our Board values our stockholders’ opinions, and our Board and the Compensation Committee will take into account the outcome of the advisory vote when determining how often we should submit to stockholders future “say-on-pay” votes.
●	Proposal 4 — Ratification of Auditors: The inspector of election will separately count “For,” “Against” and “Abstain” with respect to Proposal 4. The ratification of the selection of our independent registered public accounting firm must receive FOR votes from the holders of a majority of the shares present at the meeting (by virtual attendance) or represented by proxy and entitled to vote on the matter. If you “Abstain” from voting, it will have the same effect as an “Against” vote for Proposal 4. Since brokers have authority to vote on your behalf with respect to Proposal 4, there cannot be any broker non-votes on this proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least one-third of the voting power of the issued and outstanding shares of the capital stock of the Company entitled to vote are present at the meeting (by virtual attendance) or represented by proxy.

Abstentions, withhold votes and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares present at the meeting by virtual attendance or represented by proxy may adjourn the meeting to another date.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. In addition, final voting results will be published in a current report on Form 8-K (“Form 8-K”) that we expect to file within four business days after the Annual Meeting. If final voting results are not available to us in time to file a Form 8-K within four business days after the Annual Meeting, we intend to file a Form 8-K to publish preliminary results and, within four business days after the final results are known to us, file an additional Form 8-K to publish the final results.

When are stockholder proposals and director nominations due for next year’s annual meeting?

To be included in our proxy statement for the 2027 Annual Meeting of Stockholders, your proposals must comply with the requirements of Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Accordingly, your proposal must be received in writing by our Secretary at 3 Sugar Creek Ctr. Blvd., Suite 525, Sugar Land, Texas 77478 by Thursday, December 24, 2026, which is 120 calendar days before the anniversary date of our proxy statement release to stockholders for the Annual Meeting. If you wish to bring a matter before the stockholders (including a director nomination) that is not included in next year’s proxy materials, you must notify our Secretary in writing at the address above no earlier than Tuesday, February 9, 2027 and no later than Thursday, March 11, 2027, in accordance with our amended and restated bylaws (“Bylaws”). You are advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations. In addition, stockholders who intend to solicit proxies in support of director nominees other than our nominees must provide in their notice any additional information required by Rule 14a-19(b) under the Exchange Act.

PROPOSAL 1

ELECTION OF DIRECTORS

Our Board is divided into three classes, with only one class of directors being elected in each year in each class, and each class has a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors. A director elected by the Board to fill a vacancy in a class, including vacancies created by an increase in the number of directors, shall serve for the remainder of the full term of that class and until the director’s successor is duly elected and qualified.

The Board presently has six members. There are three directors currently serving on the Board in the class whose term of office expires in 2026, each of whom has been recommended for nomination to the Board by the Nominating and Corporate Governance Committee of the Board: Dr. Alibhai, Ms. Smith and Mr. Shah. Pursuant to the terms of the Merger Agreement, immediately upon the effective time of the Merger, each of Dr. Alibhai, Ms. Smith and Mr. Shah was appointed to our Board of Directors as designees of Tvardi. If elected at the Annual Meeting, each of these nominees would serve until the 2029 Annual Meeting of Stockholders and until his or her successor has been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.

We have no reason to believe that any of the nominees will be unavailable or, if elected, will decline to serve. In the event that any of these nominees should become unavailable for election due to any presently unforeseen reason or should for good cause decline to serve, proxies will be voted for a substitute as designated by the Board, or alternatively, the Board may leave a vacancy on the Board or reduce the size of the Board.

The biographies of each of our nominees for election to the Board as Class II directors, and all other directors are set forth below, including the offices held, other business directorships and the class and term of each director nominee and director. Each of the biographies highlights specific experience, qualifications, attributes, and skills that led us to conclude that such person should serve as a director. We believe that, as a whole, our Board possesses the requisite skills and characteristics, leadership traits, work ethic, and independence to provide effective oversight. No director or executive officer is related by blood, marriage, or adoption to any other director or executive officer. No arrangements or understandings exist between any director and any other person pursuant to which such person was selected as a director or nominee.

Class II Nominees for Election for a Three-Year Term Expiring at the 2029 Annual Meeting

Imran Alibhai, Ph.D. was appointed as our Chief Executive Officer and a member of our Board upon the closing of the Merger. Dr. Alibhai served as Legacy Tvardi’s Chief Executive Officer and a member of its board of directors from December 2018 to April 2025. From 2018 to 2025, Dr. Alibhai also served on the Scientific Advisory Board for NASA’s Translational Research Institute for Space Health. Prior to serving as Legacy Tvardi’s Chief Executive Officer, Dr. Alibhai was a Senior Vice President and Managing Director of DNAtrix, a clinical stage biotechnology company developing oncolytic viruses for cancer from 2014 to 2018. From 2010 to 2013, Dr. Alibhai was an investment banker in Peter J. Solomon’s Healthcare Advisory Group, focused on M&A transactions in science-based markets including biopharmaceuticals, medical devices/diagnostics and life science tools. From 2007 to 2010, Dr. Alibhai served as the Senior Director/Consultant at Alexandria Venture Investments, where he was responsible for investments in emerging companies and funds in the healthcare sector. From 2006 to 2007, he directed investments for PIPE’s and long/short positions in MPM Capital’s BioEquities hedge fund. Dr. Alibhai received a Ph.D. in Molecular Neuroscience from the University of Texas Southwestern Medical School and a B.S. in Biology from Duke University.

We believe that Dr. Alibhai’s scientific and medical expertise, as well as his industry, academic and leadership roles, and his knowledge of the Company as Chief Executive Officer, makes him well qualified to serve on our Board.

Sujal Shah was appointed to our Board and as Chair of our Board upon the closing of the Merger. Mr. Shah previously served as a member of Legacy Tvardi’s board of directors from January 2021 to April 2025 and as Chairman of the Legacy Tvardi board of directors from March 2024 to April 2025. Mr. Shah served as President and Chief Executive Officer at CymaBay Therapeutics from April 2017 until the sale of the company to Gilead Sciences in March 2024. Mr. Shah also served as a director at CymaBay from April 2017 until June 2024. Mr. Shah joined CymaBay as Chief Financial Officer in 2012, taking the company public in 2013. Prior to CymaBay, Mr. Shah was a healthcare investment banker for Citigroup from 2010 to 2012 and Credit Suisse First Boston from 2004 to 2010, where he was responsible for managing client relationships and executing strategic and financing related transactions for clients focused on life sciences. Mr. Shah also serves as a director at Souffle Therapeutics, a biotechnology company. Mr. Shah previously served as a director at Opthea Limited, an Australia based clinical-stage biopharmaceutical company, from April 2024 to September 2025. Mr. Shah received an M.B.A. from the Carnegie Mellon University Tepper School of Business, where he currently serves on the Business Board of Advisors, and M.S. and B.S. degrees in Biomedical Engineering from Northwestern University.

We believe Mr. Shah’s extensive executive experience managing the operational and financial issues of biopharmaceutical companies provide him with the qualifications and skills to serve on the Board.

Cynthia Smith was appointed to our Board upon the closing of the Merger. Since January 2017, Ms. Smith has consulted as a strategic advisor for biotechnology companies. Previously, she served as Chief Commercial Officer and a member of the Executive Committee of ZS Pharma, Inc. (“ZS Pharma”), a specialty pharmaceutical company developing therapies for treatment of hyperkalemia and liver diseases, from 2013 to 2016, where she led efforts to transition the company from a development stage company to a commercial enterprise. ZS Pharma was acquired by AstraZeneca in 2015. Prior to ZS Pharma, Ms. Smith served as Vice President, Market Access and Commercial Development at Affymax, Inc., a biopharmaceutical company, from 2008 to 2013. From 2000 to 2008, she held various senior leadership positions in market access, corporate strategy, government relations and external affairs at Merck & Co. Before beginning her career in the biopharmaceutical industry, Ms. Smith served as a healthcare policy analyst in the Office of Management and Budget at the White House from 1995 to 2000. Ms. Smith currently serves on the boards of directors of publicly traded biotechnology companies Agios Pharmaceuticals, Inc., Akebia Therapeutics, Inc., Protara Therapeutics, Inc., and Spero Therapeutics, Inc., and on the board of directors of the French-American Foundation. Ms. Smith previously served on the board of directors of Nivalis Therapeutics, Inc. from November 2016 to July 2017 and on the board of directors of Dicerna Pharmaceuticals, Inc. from August 2018 until its acquisition by Novo Nordisk A/S in 2021. Ms. Smith earned a B.A. from the University of North Carolina at Chapel Hill, an M.B.A. from the Wharton School and an M.S. in public policy from the Eagleton Institute of Politics at Rutgers University.

We believe that Ms. Smith’s experience as an advisor to and member of the management team at pharmaceutical and biopharmaceutical companies and her current and past experience serving on boards of directors of public companies qualifies her to serve as a member of our Board.

The Board of Directors Recommends a Vote FOR Each of the Named Nominees.

Class III Director Continuing in Office Until the 2027 Annual Meeting

Wallace L. Hall, Jr. was appointed to our Board upon the closing of the Merger. Mr. Hall previously served as a member of Legacy Tvardi’s board of directors from June 2018 to April 2025. Mr. Hall cofounded and has served as the President of Wetland Partners, LP, which is primarily engaged in wetland mitigation banking and oil & gas investment from February 1999 to present. Mr. Hall also co-founded BioMatrix Partners, an investment partnership focused on public and private biotechnology companies, where he has served as Limited Partner from October 2013 to present. From February 2011 to February 2017, Mr. Hall served on the University of Texas System Board of Regents. Mr. Hall also serves as a director at Vooks, Inc., a private company. Mr. Hall received a B.A. in Economics from the University of Texas at Austin.

We believe Mr. Hall is qualified to serve on our Board because of his business expertise and experience serving as an investment partner to both public and private biotechnology companies.

Class I Directors Continuing in Office Until the 2028 Annual Meeting

Susan Shiff, Ph.D. remained on our Board as a designee of Cara upon the closing of the Merger and served as a member of Cara’s board of directors since June 2020. Dr. Shiff serves as Chief Executive Officer of Huma.ai, a privately held health technology company, a position she has held since July 2024. Previously, she served as President from March 2021 to July 2023 of Ontada LLC, a US provider technology, real world data and insights, and education company. From June 2014 to March 2021, she was a Senior Vice President at Merck & Co and Head of the Center for Observational and Real-World Evidence, an organization that led the measurement and communication of the value of medicines and vaccines worldwide. She holds an M.B.A. from Cornell University and a Ph.D. from the University of California at Los Angeles.

We believe Dr. Shiff’s extensive experience in the pharmaceutical industry as a leader in the development and implementation of evidence, access, and pricing strategies for products globally provides her with the qualifications to serve on our Board.

Michael S. Wyzga was appointed to our Board upon the closing of the Merger. Mr. Wyzga previously served on Legacy Tvardi’s board of directors from March 2021 to April 2025. Since November 2013, Mr. Wyzga has served as the President of MSW Consulting Inc., a strategic consulting group focused in the life sciences area. From December 2011 until November 2013, Mr. Wyzga served as President and Chief Executive Officer and a member of the board of directors of Radius Health, Inc., a publicly traded biopharmaceutical company. Prior to that, Mr. Wyzga served in various senior management positions at Genzyme Corporation, a publicly traded global biotechnology company. Mr. Wyzga joined Genzyme in February 1998 and most recently served as Executive Vice President, Finance from May 2003 until November 2011 and as Chief Financial Officer from July 1999 until November 2011. Mr. Wyzga is also the Chairman/Lead Independent Director of the board of directors of X4 Pharmaceuticals, Inc., a public company since July 2018, Chairman of the board of directors of GenSight Biologics S.A., a Euronext traded biopharmaceutical company, where he has served since July 2015, and Chairman of the board of directors of Mereo BioPharma Group plc (formerly Oncomed Pharmaceuticals, Inc.), where he served from October 2013 through the business combination in April 2019. He received an M.B.A. from Providence College and a B.S. from Suffolk University.

We believe that Mr. Wyzga’s senior management experience at biopharmaceutical and biotechnology companies, his current and past experience on boards of directors of public companies, and his financial expertise qualifies him to serve as a member of our Board.

BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Independence of the Board of Directors

As required under Nasdaq listing standards, a majority of the members of the Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time. Members of the Audit Committee and Compensation Committee are subject to the additional independence requirements of applicable SEC rules and Nasdaq listing standards.

Consistent with these considerations, after review of all relevant identified transactions or relationships between each director, or any of his or her family members, and the Company, its senior management and its independent auditors, the Board has affirmatively determined that all of the members of the Board, other than Dr. Alibhai, our Chief Executive Officer, are independent directors within the meaning of the applicable Nasdaq listing standards. Additionally, the Board has affirmatively determined that Shaheen Wirk, M.D., who left the Board during 2025, was an independent director during the period he served on the Board in 2025. In making this determination, the Board found that none of the independent directors had a material or other disqualifying relationship with the Company.

Further, the Cara board of directors historically reviewed all relevant identified transactions or relationships between each Cara director, or any of his or her family members, and Cara, its senior management and its independent auditors, and affirmatively determined that all of the members of the Cara board of directors, other than Mr. Posner, Cara’s President and Chief Executive Officer, were independent directors within the meaning of the applicable Nasdaq listing standards during the period they served on the Cara board of directors. In making these determinations, the Cara board of directors found that none of the independent directors had a material or other disqualifying relationship with Cara.

Board Leadership Structure

Our Board maintains the flexibility to determine whether the roles of Chair and CEO should be combined or separated, based on what it believes is in the best interests of the Company at a given point in time. The Board believes that this flexibility is in the best interest of the Company and that a one-size-fits-all approach to corporate governance, with a mandated independent Chair, would not result in better governance or oversight.

The Board is led by Mr. Shah as Chair. Mr. Shah is an independent director. The Chair has authority, among other things, to establish the agenda for meetings of the independent directors of the Board and to preside over meetings of the independent directors and any portions of the meetings of the Board evaluating the performance of the Board. We believe that this governance structure creates an environment that is conducive to objective evaluation and independent oversight, thereby improving the effectiveness of the Board as a whole. While Mr. Shah provides independent leadership, he also works closely with our CEO to ensure that our directors receive the information that they need to perform their responsibilities, including discussing and providing critical review of the matters that come before the Board and assessing management’s performance. We believe that the leadership structure of our Board is appropriate and enhances its ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Role of the Board of Directors in Risk Oversight

One of the Board’s key functions is informed oversight of the Company’s risk management process.

The Board does not have a standing risk management committee, but rather administers this oversight function directly through the Board as a whole, as well as through various standing committees of the Board that address risks inherent in their respective areas of oversight. In particular, the Board is responsible for monitoring and assessing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board is also focused on emerging risks, as well as risk mitigation strategies. The Audit Committee of the Board has the responsibility to consider and discuss, with management and the Company’s independent auditors, its major financial risk exposures and the steps our management has taken to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. The Audit Committee also monitors compliance with legal and regulatory requirements, as well as cybersecurity risk, in addition to oversight of the Company’s internal control over financial reporting and disclosure controls and procedures. The Nominating and Corporate Governance Committee of the Board develops, oversees, and monitors compliance with our corporate governance guidelines, and periodically reviews, assesses and recommends any changes deemed appropriate. The Compensation Committee of the Board assesses and monitors whether risks arising from our compensation policies and programs are reasonably likely to have a material adverse effect on the Company.

Meetings of the Board of Directors

The Board met in person or telephonically a total of nine times during the year ended December 31, 2025. Each member of the Board attended 75% or more of the aggregate of the total number of meetings of the Board during his or her tenure and the total number of meetings held by all committees of the Board on which such director served during his or her tenure. Executive sessions, which are meetings at which only independent directors are present, are regularly scheduled throughout the year, typically at the time of each regular Board meeting and as frequently as such independent directors deem appropriate.

In addition, each of our directors is expected to attend our Annual Meetings of Stockholders. All of the Cara directors serving at the time attended the Cara 2024 Annual Meeting of Stockholders. This annual meeting will be our first annual meeting of stockholders following the Merger.

Information Regarding Committees of the Board of Directors

Our Board has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these standing committees has a written charter approved by the Board that reflects applicable standards and requirements adopted by the SEC and Nasdaq. A copy of each charter is available to stockholders on our website at https://tvarditherapeutics.com in the Investors section under Corporate Governance.

The following table provides committee membership as of April 14, 2026 for each committee of our Board:

Nominating
and Corporate
Name	Audit	Compensation	Governance
Imran Alibhai, Ph.D.
Wallace L. Hall, Jr.	X	X
Sujal Shah		X*
Susan Shiff, Ph.D.	X	X	X
Cynthia Smith			X*
Michael Wyzga	X*
*	Committee Chairperson

Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence” and each member is free of any relationship that would impair his or her individual exercise of independent judgment with regard to the Company. The committees periodically review their charters and assess their own performance. In addition, the Nominating and Corporate Governance Committee periodically reviews the performance of the Board, including Board committees, and management, and makes recommendations to the Board and management, as applicable, for areas of improvement as it deems appropriate.

Below is a description of each committee of the Board.

Audit Committee

The members of the Audit Committee are Mr. Wyzga (Chair), Mr. Hall, and Dr. Shiff. The Board reviews the Nasdaq listing standards definition of independence for Audit Committee members on an annual basis and has determined that all members of the Audit Committee of the Board are independent, as defined in Rule 5605(c)(2)(A)(i) and (ii) of the Nasdaq listing standards and Rule 10A-3 of the Exchange Act, and that each such member meets the financial literacy requirements of Nasdaq.

The Board has also determined that Mr. Wyzga qualifies as an “audit committee financial expert,” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Wyzga’s level of knowledge and experience based on a number of factors, including his formal education and experience as chief financial officer for a biotechnology company. References to the “Audit Committee” in this proxy statement refer to our Audit Committee and, with respect to pre-Merger actions, its predecessor committee of the Cara board of directors.

The Audit Committee of the Board was established by the Board in accordance with Section 3(a)(58)(A) of the Exchange Act, to oversee the Company’s corporate accounting and financial reporting processes and audits of its financial statements.

For this purpose, the Audit Committee performs several functions:

●	evaluating the performance of and assessing the qualifications of the independent auditors;
●	determining and approving the engagement of the independent auditors;
●	determining whether to retain or terminate the engagement of the existing independent auditors or to appoint and engage new independent auditors;
●	determining and approving the retention of the independent auditors to perform any proposed permissible non-audit services;
●	monitoring the rotation of partners of the independent auditors on the Company’s audit engagement team as required by applicable laws and rules;
●	reviewing and discussing with management material risks related to data privacy, technology, and information security, including the Company’s process for assessing, identifying, and managing such risks as well as internal controls and disclosure controls and procedures relating to cybersecurity incidents;
●	unless otherwise approved or ratified pursuant to the Company’s related person transaction policy, reviewing, approving or ratifying, and overseeing transactions between the Company and any related persons;
●	conferring with management and the independent auditors regarding the scope, adequacy and effectiveness of internal controls over financial reporting and any special audit steps adopted in the event of a material weakness or significant deficiency;
●	establishing and reviewing procedures, as required under applicable law, for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and
●	reviewing the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including a review of the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

The Audit Committee met five times during 2025.

Audit Committee Report

The Audit Committee consists solely of independent directors, as required by and in compliance with SEC rules and regulations and the Nasdaq listing standards. The Audit Committee operates pursuant to a written charter adopted by the Board.

The Audit Committee is responsible for assisting the Board in its oversight responsibilities related to accounting policies, internal controls, financial reporting, and legal and regulatory compliance. Management of the Company has the primary responsibility for the Company’s financial reporting processes, proper application of accounting principles, and internal controls as well as the preparation of its financial statements. The Company’s independent registered public accounting firm is responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with accounting principles generally accepted in the United States (“U.S. GAAP”).

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the year ended December 31, 2025, with management and the independent registered public accounting firm. The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has also received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the accounting firm’s independence. Upon completing these activities, the Audit Committee concluded that the independent registered public accounting firm is independent from the Company and its management.

Based on the review and discussions described above, the Audit Committee recommended to the Board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Members of the Audit Committee:

Michael Wyzga (Chair)
Wallace L. Hall, Jr.
Susan Shiff, Ph.D.

The material in this Audit Committee Report is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing, except to the extent the Company specifically incorporates such material by reference.

Compensation Committee

The members of the Compensation Committee are Mr. Shah (Chair), Mr. Hall and Dr. Shiff. Each member of our Compensation Committee is a “non-employee” director within the meaning of Rule 16b-3 of the rules promulgated under the Exchange Act and independent within the meaning of the independent director guidelines of Nasdaq. The composition of the Compensation Committee complies with the applicable requirements of the rules and regulations of Nasdaq. References to the “Compensation Committee” in this proxy statement refer to our Compensation Committee and, with respect to pre-Merger actions, its predecessor committee of the Cara board of directors.

The Compensation Committee of the Board acts on behalf of the Board to review, approve and oversee the Company’s compensation strategy and policies, including:

●	reviewing and approving, or recommending to the full Board, corporate goals and objectives relevant to the Company’s Chief Executive Officer’s compensation, evaluation of performance in light of these stated objectives, and determining or approving, or recommending to the full Board, compensation levels based on such evaluation;
●	reviewing and approving, or recommending to the full Board, individual and corporate performance goals and objectives of the Company’s other executive officers and reviewing and approving, or recommending to the full Board, their compensation;
●	reviewing and approving of the compensation and other terms of employment or service, including severance and change-in-control arrangements and any post-employment agreements, applicable to the Company’s executive officers;
●	reviewing and recommending to the Board the compensation of directors;
●	administering the Company’s equity compensation plans, 401(k) plan, and other similar plans and programs;
●	preparing a compensation committee report on executive compensation as may be required from time to time to be included in the Company’s annual proxy statements or annual reports on Form 10-K filed with the SEC;
●	reviewing and discussing with management the Company’s Compensation Discussion and Analysis that the Company may be required from time to time to include in proxy statements and other SEC filings and considering whether to recommend that it be included in such filings;
●	providing recommendations to the full Board on compensation-related proposals to be considered at our annual meeting of the stockholders and reviewing and considering the results of any advisory vote on executive compensation;
●	reviewing and making recommendations to the Board related to management succession;
●	establishing, approving, modifying and overseeing our compensation clawback or similar policies and any required recoupment disclosures; and
●	overseeing risk management of our compensation policies and practices on at least an annual basis and considering whether risk arising from our compensation policies and practices are reasonably likely to have a material adverse risk on the Company.

The Compensation Committee met once during 2025.

Compensation Committee Processes and Procedures

The Compensation Committee meets as it deems appropriate. The Compensation Committee may also act by unanimous written consent in lieu of a formal meeting. The agenda for each meeting shall be developed by the Chair of the Compensation Committee, in consultation with management. The Compensation Committee shall meet regularly in executive session. However, from time to time, various members of management and other employees as well as outside advisors or consultants may be invited by the Compensation Committee to make presentations, to provide financial or other background information or advice or to otherwise participate in Compensation Committee meetings. The Chief Executive Officer may not participate in, or be present during, any deliberations or determinations of the Compensation Committee regarding his compensation.

The charter of the Compensation Committee grants the Compensation Committee full access to all books, records, facilities and personnel of the Company. In addition, under the charter, the Compensation Committee has the authority to obtain, at the expense of the Company, advice and assistance from compensation consultants and internal and external legal, accounting or other advisors and consultants that the Compensation Committee considers necessary or appropriate in the performance of its duties. The Compensation Committee has direct responsibility for the oversight of the work of any compensation consultants, independent legal counsel or other advisors engaged for the purpose of advising the Compensation Committee. In particular, the Compensation Committee has the sole authority to retain and terminate, in its sole discretion, compensation consultants to assist in its evaluation of director, chief executive officer or senior executive compensation, including the authority to approve the consultant’s reasonable fees and other retention terms. Under the charter, the Compensation Committee may select a compensation consultant, independent legal counsel or other advisor to the Compensation Committee only after assessing the independence of such person in accordance with the requirements of the SEC and Nasdaq; however, there is no requirement that any advisor be independent.

In 2025, in connection with the Merger, the Legacy Tvardi board of directors and Cara’s board of directors reviewed the Company’s employee and director compensation. As part of this review, Legacy Tvardi’s board of directors recommended approval of the Tvardi Therapeutics, Inc. 2025 Equity Incentive Plan (the “2025 Plan”), and the plan was subsequently approved by the Cara board of directors and by Cara’s stockholders on April 1, 2025, and ratified by the Board following the completion of the Merger.

Following the Merger, after taking into consideration the factors prescribed by the SEC and Nasdaq described above, the Compensation Committee initially engaged Aon plc. (“Aon”) in April 2025 and later engaged Alpine Rewards, LLC (“Alpine”) in September 2025 as our compensation consultant.

The Compensation Committee requested that each of Aon and Alpine:

●	review the Company’s existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and
●	assist in refining the Company’s compensation strategy and in developing and implementing executive and director compensation programs to execute that strategy.

As part of its engagement, each of Aon and Alpine was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. Each of Aon and Alpine ultimately developed recommendations that were presented to the Compensation Committee for its consideration.

As part of its engagement, Alpine also was requested by the Compensation Committee to perform benchmarking work for our retention program and to review our Severance and Change in Control Plan. Alpine also reviewed our executive and non-executive compensation program including cash and equity compensation for executives and non-executives.

Following the Merger, the full Board determined bonus awards and ratified corporate performance objectives for 2025. Beginning in 2026, the Compensation Committee intends to determine most bonus awards and establish new performance objectives at one or more meetings held during the first quarter of the year and will make significant adjustments to annual compensation and equity awards as events warrant. The Compensation Committee will also consider matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, plans or approaches to compensation, periodically throughout the year. The Compensation Committee may determine to recommend such compensation matters to the full Board for approval.

Generally, the Compensation Committee’s executive compensation process is intended to comprise two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. Prior to the Merger, the Cara compensation committee and the Legacy Tvardi compensation committee, in conjunction with Legacy Tvardi’s board of directors, each served similar functions with respect to the assessment and determination of the compensation for the Cara and Legacy Tvardi executives, respectively.

For executives other than the Chief Executive Officer, the Compensation Committee shall solicit and consider evaluations and recommendations submitted to the Compensation Committee by the Chief Executive Officer. In the case of the Chief Executive Officer, the evaluation of his performance shall be conducted by the Compensation Committee, which will determine any adjustments to his compensation as well as awards to be granted. If the compensation for the Chief Executive Officer or any other executive officer is governed by an employment agreement, the Compensation Committee shall approve such employment agreement and any amendments thereto. In 2025, following the Merger, the full Board performed these functions.

In connection with the Merger, the Legacy Tvardi board of directors and the Cara board of directors approved and we entered into new employment agreements with the Chief Executive Officer and other executive officers, and these agreements were ratified by the Board following the completion of the Merger.

For all executives and directors as part of its deliberations, the Compensation Committee may review and consider, as appropriate, materials such as financial reports and projections, operational data, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels and recommendations of the Compensation Committee’s compensation consultant, if any, including analyses of executive and director compensation paid at other companies identified by the consultant.

Compensation and Risk Management

Our Compensation Committee, our compensation consultant, and our management team each play a role in evaluating and mitigating potential risks associated with our compensation plans, practices, and policies. In connection with the Merger and the determination of post-Merger compensation, and again with respect to the determination of our compensation philosophy in 2026, our compensation consultant, with input from management, performed a compensation risk assessment and concluded that our compensation policies and practices, taken as a whole, are not reasonably likely to have a material adverse effect on the Company. In particular, we considered compensation program attributes that help to mitigate risk, including, for example:

●	the mix of cash and equity compensation;
●	a balance of short and long-term incentive plan designs with multiple performance measures;
●	our formal policies for equity administration;
●	our insider trading policy, which prohibits short sales, hedging or similar transactions, derivatives trading and pledging our securities as collateral for margin loans; and
●	the oversight of an independent Compensation Committee.

The Compensation Committee has reviewed the risk assessment report and agreed with the conclusion.

Nominating and Corporate Governance Committee

The members of the Nominating and Corporate Governance Committee are Ms. Smith (Chair) and Dr. Shiff, each of whom is independent, as defined in Rule 5605(a)(2) of the Nasdaq listing standards. References to the “Nominating and Corporate Governance Committee” in this proxy statement refer to our Nominating and Corporate Governance Committee and, with respect to pre-Merger action, its predecessor committee of the Cara board of directors.

The Nominating and Corporate Governance Committee of the Board is responsible for overseeing our corporate governance functions on behalf of the Board, including:

●	identifying, reviewing, and evaluating candidates to serve on the Board consistent with criteria approved by the Board, including consideration of the potential conflicts of interest and applicable independence and other requirements;
●	recommending candidates to serve as nominee for director for the annual meeting of the stockholders;
●	reviewing the performance of the Board and management and making recommendations to the Board for areas for improvement;
●	overseeing the Board committee structure and operations and making recommendations to the Board regarding the membership of the committees of the Board; and
●	developing, reviewing and assessing, and overseeing and monitoring compliance with, our corporate governance guidelines and the Code of Business Conduct and Ethics.

The Nominating and Corporate Governance Committee met once during 2025.

Director Nomination Process

The Nominating and Corporate Governance Committee will consider such factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience, and capability, such as (a) minimum individual qualifications, including strength of character, mature judgment, familiarity with the Company’s business and industry, independence of thought and an ability to work collegially with the other members of the Board and (b) all other factors it considers appropriate, which may include (i) possessing relevant professional background or expertise upon which to be able to offer advice and guidance to management; (ii) having sufficient time to devote to the affairs of the Company; (iii) demonstrating excellence in his or her field; (iv) experience as a board member or executive officer of another publicly held company; (v) having a diverse personal background, perspective and experience; (vi) requirements of applicable law; (vii) potential conflicts of interest with other pursuits; and (viii) having the commitment to rigorously represent the long-term interests of the Company’s stockholders.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Corporate Governance Committee shall also review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Corporate Governance Committee shall also determine whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations and the advice of counsel, if necessary. The Nominating and Corporate Governance Committee will use its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, executive search firms and such other advisors deemed necessary to help identify director candidates. The Nominating and Corporate Governance Committee shall conduct any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Nominating and Corporate Governance Committee shall meet to discuss and consider the candidates’ qualifications and then select a nominee for recommendation to the Board by majority vote.

The Nominating and Corporate Governance Committee reviews candidates for director nomination in the context of the current composition of the Board, the operating requirements of the Company and the long-term interest of the Company’s stockholders.

The Nominating and Corporate Governance Committee will consider properly submitted stockholder recommendations for director candidates. The Nominating and Corporate Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Corporate Governance Committee to become nominees for election to the Board may do so by delivering a written recommendation to the Nominating and Corporate Governance Committee at the following address: Tvardi Therapeutics, Inc., 3 Sugar Creek Ctr. Blvd., Suite 525, Sugar Land, Texas 77478, Attention: Secretary. Submissions must include (i) name and address of the stockholder on whose behalf the submission is made; (ii) the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication; (iii) the full name of the proposed candidate; (iv) a description of the proposed candidate’s business experience for the previous five years; (v) complete biographical information for the proposed candidate and (vi) a description of the proposed candidates’ qualification as director. Any such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. Stockholders must also satisfy the notification, timeliness, consent, and information requirements set forth in our Bylaws.

Stockholder Communications with the Board of Directors

The Board has adopted a formal process by which stockholders may communicate with the Board or any of its directors. Stockholders wishing to communicate with the Board or an individual director may send a written communication to the Board or such director c/o Tvardi Therapeutics, Inc., 3 Sugar Creek Ctr. Blvd., Suite 525, Sugar Land, Texas 77478, Attn: Secretary.

Each communication must set forth:

●	the name and address of the stockholder on whose behalf the communication is sent; and
●	the number and class of shares of the Company that are owned beneficially by such stockholder as of the date of the communication.

The Secretary will review each communication. The Secretary will forward such communication to the Board or to any individual director to whom the communication is addressed unless the communication contains advertisements or solicitations or is unduly hostile, threatening or similarly inappropriate, in which case the Secretary shall discard the communication.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics that applies to all of our officers, directors and employees, including our Chief Executive Officer, Chief Financial Officer and other senior financial officers. The Code of Business Conduct and Ethics provides a framework for maintaining the highest standards of business conduct and ethics and sets forth our expectations on a number of topics, including conflicts of interest, compliance with laws, use of our assets and business ethics. Our Code of Business Conduct and Ethics is available on our website at www.tvarditherapeutics.com in the Investors section under Corporate Governance. If the Company ever were to amend or waive any provision of its Code of Business Conduct and Ethics that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or any person performing similar functions, the Company intends to satisfy its disclosure obligations, if any, with respect to any such waiver or amendment by posting such information on its website set forth above rather than by filing a Current Report on Form 8-K. In the case of a waiver for an executive officer or a director, the disclosure required under applicable Nasdaq listing standards also will be made available on our website.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines to provide the Board with the framework for effectively pursuing the Company’s objectives for the benefits of its stockholders. The guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices the Board intends to follow with respect to Board composition and selection, board meetings and involvement of senior management, Board communication, succession planning and board committees and compensation. The

Corporate Governance Guidelines, as well as the charters for each committee of the Board, may be viewed at www.tvarditherapeutics.com in the Investors section under Corporate Governance.

Insider Trading Policy and Policy Prohibiting Hedging or Pledging of Securities

We have adopted an insider trading policy that governs the purchase, sale and/or other dispositions of our securities by our directors, officers and employees, and that is designed to promote compliance with insider trading laws, rules and regulations.

Under our insider trading policy, our employees, including our executive officers, and the members of our Board are prohibited from, directly or indirectly, among other things, (1) engaging in short sales, (2) trading in publicly traded options, such as puts and calls, and other derivative securities with respect to our securities (other than stock options, restricted stock units and other compensatory awards issued to such individuals by us), (3) purchasing financial instruments (including prepaid variable forward contracts, equity swaps, collars and exchange funds), or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of equity securities granted to them by us as part of their compensation or held, directly or indirectly, by them, (4) pledging any of our securities as collateral for any loans and (5) holding our securities in a margin account. In addition, with regard to our trading in our own securities, it is our policy to comply with the federal securities laws and the applicable exchange listing requirements.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than 10% of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the year ended December 31, 2025, we believe that all of our officers, directors and greater than 10% beneficial owners timely filed all reports required by Section 16(a) of the Exchange Act except that Sam Tweardy, a greater than 10% holder of our common stock at each applicable time, filed a late Form 3 on May 2, 2025 with respect to reporting his initial ownership in the Company and a late Form 4 on August 5, 2025 with respect to his resignation as trustee of certain trusts following which he no longer retained any form of beneficial ownership of such trusts.

Executive Officers

The following table sets forth certain information with respect to our executive officers as of April 14, 2026:

Name	Age	Position(s)
Imran Alibhai, Ph.D.	50	Chief Executive Officer and Director
Dan Conn, J.D., M.B.A.	59	Chief Financial Officer
John Kauh, M.D.	53	Chief Medical Officer

Biographical information for our Chief Executive Officer and director, Dr. Alibhai, is included above with the director biographies under the caption “Class II Nominees for Election for a Three-Year Term Expiring at the 2029 Annual Meeting” and is incorporated by reference herein.

Dan Conn, J.D., M.B.A. was appointed as our Chief Financial Officer upon the closing of the Merger. Mr. Conn served as Legacy Tvardi’s Chief Financial Officer from January 2022 to April 2025. Previously, Mr. Conn held multiple positions at Christie’s International Real Estate, including Chief Operating Officer from January 2014 to October 2014 and Chief Executive Officer and a member of the board of directors from October 2014 to November 2021. In these roles, Mr. Conn managed Christie’s global real estate brand licensing and brokerage business and focused on expanding the business into new areas and strategic development. From January 2012 to January 2014, Mr. Conn served as Senior Vice President of Asset Management at Brookfield Asset Management. Prior to that, he served as a Director in the Restructuring Advisory Group of Peter J. Solomon Company from June 2010 to March 2012. Prior to that, he served as Vice President – Middle Market Investing and Portfolio Management at D.E. Shaw & Co., L.P. from October 2006 to June 2010. Mr. Conn began his career as a mergers and acquisition and securities lawyer before moving into investment banking at Morgan Stanley where he then transitioned into its real estate private equity funds arm. Mr. Conn received an M.B.A. from the Anderson School of Business at the University of California, Los Angeles and a J.D. and B.A. in Philosophy from the University of Toronto.

John Kauh, M.D. was appointed as our Chief Medical Officer upon the closing of the Merger. Dr. Kauh served as Legacy Tvardi’s Chief Medical Officer from January 2023 to April 2025. Prior to that, Dr. Kauh held multiple positions at HUTCHMED, including serving as Vice President of Clinical Development from September 2020 to February 2023 and Executive Director, Clinical Development from September 2018 to September 2020. In these roles, he oversaw clinical development of agents ranging from Phase 1 to Phase 3 and provided medical oversight to various global clinical trials evaluating small-molecule inhibitors in oncology and personally led the NDA and MAA regulatory submissions for surufatinib. From May 2017 to September 2018, Dr. Kauh served as the Executive Director of Clinical Science — Oncology at Glenmark Pharmaceuticals. From November 2013 to May 2017, he served as the Senior Medical Director at ImClone Systems, a wholly owned subsidiary of Eli Lilly and Company. Dr. Kauh received an M.D. from Kimmel College of Medicine (formerly known as Jefferson Medical College) and a B.S. in Science from Penn State University.

Non-Employee Directors

The following table sets forth certain information with respect to our non-employee directors as of April 14, 2026:

Director	Age	Position
Wallace L. Hall, Jr.	64	Director
Sujal Shah	52	Director
Susan Shiff, Ph.D.	65	Director
Cynthia Smith	57	Director
Michael Wyzga	70	Director

Biographical information for each of our non-employee directors is included above under the section titled “Proposal 1 — Election of Directors” and is incorporated by reference herein.

DIRECTOR COMPENSATION

The following table shows certain information with respect to the compensation of all of our non-employee directors for the fiscal year ended December 31, 2025:

	Fees earned
	or paid in	Option	All other
	cash	awards(4)(6)	compensation(5)	Total
Director	($)	($)	($)	($)
Sujal Shah(1)	53,157	131,004	—	184,161
Wallace L. Hall, Jr. (1)	24,521	131,004	—	155,525
Michael S. Wyzga(1)	39,558	131,004	—	170,562
Cynthia Smith(1)	24,170	131,004	—	155,174
Susan Shiff, Ph.D.	24,962	131,004	109,021	264,987
Shaheen Wirk, M.D. (1)(2)	27,585	131,004	—	158,589
Jeffrey L. Ives, Ph.D. (3)	21,113	—	109,021	130,134
Martin Vogelbaum(3)	34,945	—	218,067	253,012
Lisa von Moltke(3)	16,016	—	109,021	125,037
Helen M. Boudreau(3)	20,385	—	109,021	129,406
(1)	Mr. Shah, Mr. Hall, Mr. Wyzga, Ms. Smith and Dr. Wirk were appointed to the Board after the effective time of the Merger.
(2)	Dr. Wirk resigned from the Board on July 8, 2025.
(3)	Dr. Ives, Mr. Vogelbaum, Ms. Moltke and Ms. Boudreau resigned from the Board immediately after the effective time of the Merger.
(4)	Amounts reflect the aggregate grant date fair value of options and stock awards granted during 2025 calculated in accordance with ASC Topic 718. Assumptions used in the calculation of these amounts are described (i) with respect to Tvardi and Legacy Tvardi, in Note 10 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) with respect to Cara, in Note 15 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. These amounts do not reflect the actual economic value that could have been realized by the non-employee director.
(5)	Represents the intrinsic value of stock options and restricted stock units awards granted to the director that were accelerated in connection with the Merger.
(6)	The following table sets forth the aggregate number of shares underlying stock options held by our non-employee directors listed above and held as of December 31, 2025:

Number of Shares
Underlying
Director	Options
Sujal Shah	30,441
Wallace L. Hall, Jr.	12,000
Michael S. Wyzga	30,441
Cynthia Smith	12,000
Susan Shiff, Ph.D.	20,491

Dr. Alibhai is also a member of our Board but does not receive any additional compensation for his service as a director. Dr. Alibhai’s compensation as an executive officer is set forth below under “Executive Compensation.” Mr. Posner was also a member of Cara’s board of directors but did not receive any additional compensation for his service as a director. Mr. Posner’s compensation as an executive officer of Cara is set forth below under “Executive Compensation.”

On April 17, 2025, our Board adopted a non-employee director compensation policy, pursuant to which we pay our non-employee directors a cash retainer for their service on our board of directors and for service on each committee of the board of directors of which the director is a member. These retainers are payable in arrears in four equal quarterly installments on the last day of each quarter, provided that the amount of such payment is prorated for any portion of such quarter that the director is not serving on our board of directors or applicable committee. The cash retainers are as follows:

●	Annual board retainer fee — $40,000
●	Chairperson or Lead Independent Director (if any) fee — $30,000
●	Audit Committee
o	Chairperson fee (including member fee) — $15,000
o	Member fee — $7,500
●	Compensation Committee
o	Chairperson fee (including member fee) — $12,000
o	Member fee — $6,000
●	Nominating and Corporate Governance Committee
o	Chairperson fee (including member fee) — $10,000
o	Member fee — $5,000

Under the terms of the policy, we also reimburse our non-employee directors for reasonable travel and out-of-pocket expenses incurred in connection with attending meetings of the Board and its committees.

Under the terms of the policy, our non-employee directors are also entitled to the following equity compensation:

●	Upon initial election or appointment to the Board, a stock option to purchase 12,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant, with such option vesting over three years in 12 equal quarterly installments, subject to the director’s continued service as a director through each such vesting date
●	On the date of each annual meeting of stockholders, for each continuing director, a stock option to purchase 6,000 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant, with such option vesting on the earlier of (i) the one-year anniversary of the date of grant and (ii) immediately prior to the next annual meeting of stockholders following the date of grant, in each case, subject to the director’s continued service as a director through such date.

During 2025, directors only received an initial stock option grant.

PROPOSAL 2

NON-BINDING, ADVISORY VOTE ON EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are being asked to approve, in an advisory, non-binding vote, the compensation of our named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the compensation tables and narrative discussion. In considering their vote, we urge stockholders to review the information on our compensation policies and decisions regarding the named executive officers presented in the section titled “Executive Compensation.”

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding. Although this resolution is non-binding, the Board and the Compensation Committee value the opinions of our stockholders and will review and consider the voting results when making future compensation decisions for our named executive officers. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the Board and the Compensation Committee will evaluate whether any actions are necessary to address the concerns of stockholders. If stockholders approve the “One Year” option as the frequency of future say-on-pay votes under Proposal 3, we expect that we will conduct our next say-on-pay vote at the 2027 annual meeting of stockholders.

The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers, as described in this proxy statement.

The compensation of our named executive officers subject to the vote is disclosed in section titled “Executive Compensation,” including the compensation tables and related narrative disclosures. We believe that our compensation components provide a reasonable balance of base compensation and long-term equity-based incentive compensation that is closely aligned with the Company’s overall performance. The Company aims to provide executive officers with a reasonable level of security through base salary and benefits, while rewarding them through cash and equity-based incentive compensation to achieve business objectives and create stockholder value. We believe that each of our compensation components is integral to attracting, retaining, and rewarding qualified named executive officers.

Accordingly, the Board is asking the stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by casting a non-binding, advisory vote “FOR” the following resolution:

“RESOLVED, that the compensation of the named executive officers, as disclosed in the Company’s proxy statement for its 2026 Annual Meeting of Stockholders, including the compensation tables and related narrative disclosures, is hereby APPROVED.”

The Board of Directors Recommends a Vote FOR Proposal 2.

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF SOLICITATION OF ADVISORY STOCKHOLDER APPROVAL OF EXECUTIVE COMPENSATION

In accordance with the requirements of Section 14A of the Exchange Act and the related rules of the SEC, our stockholders are also entitled to vote, on an advisory basis, on whether the “say-on-pay” vote, as required by Section 14A of the Exchange Act, should occur every one, two, or three years. The vote on the frequency of the say-on-pay vote, just as with the say-on-pay vote itself, is advisory only, and it also is not binding on the Company or on our Board. Although the vote is non-binding, the Compensation Committee and the Board will carefully consider the outcome of the vote when determining the frequency of future stockholder advisory votes to approve the compensation of our named executive officers.

After careful consideration, the Board has determined that a say-on-pay vote that occurs every year is the most appropriate alternative for our company at this time. Therefore, the Board recommends that you vote for a “One Year” frequency for the say-on-pay vote.

Although the Board recommends a say-on-pay vote be held every year, you may vote one of four choices for this Proposal 3 on the proxy card: “One Year”, “Two Years”, “Three Years”, or “Abstain.” If the frequency recommended by the Board is approved, that frequency will be deemed adopted by the Board.

The text of the resolution in respect of Proposal 3 is as follows:

“RESOLVED, that the advisory vote on the compensation of the Company’s named executive officers should occur every:

Option 1: ONE YEAR;

Option 2: TWO YEARS; or

Option 3: THREE YEARS.”

The Board of Directors Recommends a Vote for “ONE YEAR” on Proposal 3.

EXECUTIVE COMPENSATION

The following tables and accompanying narrative disclosure set forth information about the compensation provided to our named executive officers for the year ended December 31, 2025, consisting of each of the individuals who served as our principal executive officer in 2025, the two most highly compensated executive officers (other than our principal executive officers) who were serving as executive officers at the end of the fiscal year ended December 31, 2025 and two additional individuals who were executive officers of Cara until the closing of the Merger but were not serving as executive officers at the end of the fiscal year ended December 31, 2025 for whom compensation information is voluntarily provided:

●	Imran Alibhai, Ph.D., Chief Executive Officer and Director;
●	Dan Conn, J.D., M.B.A., Chief Financial Officer;
●	John Kauh, M.D., Chief Medical Officer;
●	Christopher Posner, Former (Cara) President, Chief Executive Officer and Director;
●	Ryan Maynard, Former (Cara) Chief Financial Officer; and
●	Scott Terrillion, Former (Cara) General Counsel, Secretary and Chief Compliance Officer.

Compensation Principles

To achieve our goals, we have designed our compensation and benefits program to attract, retain, incentivize and reward deeply talented and qualified executives who share our philosophy and desire to work towards achieving these goals.

We believe our compensation program should promote the success of the Company and align executive incentives with the long-term interests of our stockholders. As our needs evolve, we intend to continue to evaluate our philosophy and compensation programs as circumstances require.

Clawback Policy

As a public company, if we are required to restate our financial results due to our material noncompliance with any financial reporting requirements under the federal securities laws as a result of misconduct, the Chief Executive Officer and Chief Financial Officer may be legally required to reimburse our Company for any bonus or other incentive-based or equity-based compensation they receive in accordance with the provisions of Section 304 of the Sarbanes-Oxley Act of 2002, as amended. In addition, Cara adopted an incentive compensation clawback policy on November 28, 2023 that complies with SEC rules under the Dodd-Frank Wall Street Reform and Consumer Protection Act and related stock exchange listing rules (the “Legacy Clawback Policy”). In connection with the Merger, the Board adopted the Legacy Clawback Policy.

Summary Compensation Table

The following table sets forth information regarding all of the compensation awarded to or earned by or paid to our named executive officers for the fiscal years shown. Compensation reported for fiscal year 2024 reflects amounts paid by Cara or Legacy Tvardi, as applicable, prior to the Merger. Compensation for fiscal year 2025 reflects, as applicable, amounts paid by the respective legacy entity prior to the closing of the Merger and amounts paid by the Company following the closing of the Merger.

					Non-equity
				Option	incentive plan	All other
		Salary	Bonus	awards	compensation	compensation		Total
Name and Principal Position(1)	Year	($)	($)	($)(2)	($)(3)	($)		($)
Imran Alibhai, Ph.D.	2025	620,000	—	2,173,903	289,850	32,337	(4)	3,116,090
Chief Executive Officer and Director	2024	551,050	275,525	—	—	30,755		857,330
Dan Conn, J.D., M.B.A.	2025	450,000	—	536,451	153,000	—		1,139,451
Chief Financial Officer	2024	381,100	171,495	—	—	—		552,595
John Kauh, M.D.	2025	500,000	—	454,315	170,000	32,337	(4)	1,156,652
Chief Medical Officer	2024	412,000	123,600	—	—	—		565,830
Christopher Posner	2025	203,933	—	—	—	2,366,327	(5)	2,570,260
Former (Cara) President and Chief Executive Officer	2024	728,000	—	326,800	—	11,079		1,065,879
Ryan Maynard	2025	134,013	—	—	—	997,899	(6)	1,131,912
Former (Cara) Chief Financial Officer	2024	478,000	—	117,800	—	11,079		607,279
Scott Terrillion	2025	129,935	—	—	—	982,503	(7)	1,112,438
Former (Cara) General Counsel, Secretary and Chief Compliance Officer	2024	463,840	—	117,800	—	11,217		592,857
(1)	Each of Mr. Posner, Mr. Maynard and Mr. Terrillion’s employment was terminated effective as of the effective time of the Merger.
(2)	Amounts reflect the grant date fair value of each option award granted, calculated in accordance with ASC 718. All of the option awards reported in the table above in 2025 were granted under the 2025 Equity Incentive Plan and have a term of ten years from the date of grant. Assumptions used in the calculation of these amounts are described (i) with respect to Tvardi and Legacy Tvardi, in Note 10 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2025, and (ii) with respect to Legacy Cara, in Note 15 to our audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024. This amount does not reflect dollar amounts actually received by the executive officer or the economic value that could have been received by the executive officer upon stock option exercise or any sale of the underlying shares of common stock.
(3)	Amounts reflect annual performance-based cash bonus awards earned by each applicable executive officer based on the Compensation Committee’s assessment of the Company’s performance against corporate objectives determined by the Compensation Committee, which were communicated to such officer around the beginning of the fiscal year.
(4)	Amounts shown include premium payments made on behalf of Dr. Alibhai and Dr. Kauh for certain health benefit plan coverage.
(5)	Represents (i) $2,184,000 in severance benefits to which Mr. Posner was entitled in connection with his termination and the closing of the Merger, (ii) $11,826 which represents the intrinsic value of restricted stock unit awards granted to Mr. Posner that were accelerated in connection with the Merger and (iii) $170,501 for accrued vacation and COBRA reimbursements following Mr. Posner’s termination.
(6)	Represents (i) $861,120 in severance benefits to which Mr. Maynard was entitled in connection with his termination and the closing of the Merger, and (ii) $136,779 for accrued vacation and COBRA reimbursements following Mr. Maynard’s termination.
(7)	Represents (i) $834,912 in severance benefits to which Mr. Terrillion was entitled in connection with his termination and the closing of the Merger, and (ii) $147,591 for accrued vacation and COBRA reimbursements following Mr. Terrillion’s termination.

Narrative Disclosure to Summary Compensation Table

The following narrative disclosure focuses on the compensation of our named executive officers who served in such capacity with Legacy Tvardi and who continued as named executive officers of the Company following the closing of the Merger (such named executive officers the “Legacy Tvardi Named Executive Officers”). For a discussion of the compensation arrangements applicable to Mr. Posner, Mr. Maynard and Mr. Terrillion, each of whom served as a named executive officer of Cara prior to the Merger and whose employment terminated effective as of the closing of the Merger, see the subsection titled “—Departure of Officers” below.

Prior to the Merger, Legacy Tvardi’s board of directors reviewed compensation annually for all employees, including the Legacy Tvardi Named Executive Officers. Following the Merger, the Compensation Committee generally reviews compensation annually for all employees, including our named executive officers, and considers compensation for comparable positions in the market, individual performance as compared to its expectations and objectives, its desire to motivate its employees to achieve short- and long-term results that are in the best interests of its stockholders and a long-term commitment to its company.

Prior to the Merger, Legacy Tvardi’s board of directors determined its executive officers’ compensation and typically reviewed and discussed management’s proposed compensation with its chief executive officer for all executives other than its chief executive officer. Based on those discussions and its discretion, its board of directors then approved the compensation of each executive officer. Following the Merger, our Compensation Committee determines our executive officers’ compensation in accordance with the terms of the Compensation Committee’s written charter, and reviews and discusses management’s proposed compensation with the chief executive officer for all executives other than the chief executive officer.

Base Salary

Base salaries for Legacy Tvardi Named Executive Officers were initially established through arm’s-length negotiations at the time of the executive officer’s hiring, taking into account such executive officer’s qualifications, experience, the scope of such executive officer’s responsibilities and competitive market compensation paid by other companies for similar positions within the industry and geography. Base salaries were reviewed periodically, typically in connection with the board of directors’ annual review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience and adjustments to reflect cost of living increases. Following the Merger, our Compensation Committee follows a similar philosophy with respect to evaluation of base salaries.

The 2025 annual base salaries for the Legacy Tvardi Named Executive Officers are set forth in the table below:

Base
Named Executive Officer	Salary ($)
Imran Alibhai, Ph.D.	620,000
Dan Conn, J.D., M.B.A.	450,000
John Kauh, M.D.	500,000

Annual Performance-Based Cash Compensation

The Legacy Tvardi Named Executive Officers are eligible to receive annual non-equity incentive compensation based on the satisfaction of individual and corporate performance objectives established by the Compensation Committee and Board. Each named executive officer has a target annual incentive opportunity, calculated as a percentage of annual base salary, and may earn more or less than the target amount based on the Company’s and his individual performance. The annual incentives amounts earned were determined following the end of the year, based on achievement of the designated corporate and individual performance objectives. Our Compensation Committee and Board determined that the 2025 corporate goals were achieved at 85%. The target bonus percentages for the Legacy Tvardi Named Executive Officers were as follows:

Target
Named Executive Officer	Bonus %
Imran Alibhai, Ph.D.	55%
Dan Conn, J.D., M.B.A.	40%
John Kauh, M.D.	40%

In August 2024, Cara’s Compensation Committee established a predefined performance objective for its named executive officers, which provided that 100% of the target bonus for each named executive officer was payable if Cara entered into a definitive agreement for a merger transaction on or before March 31, 2025, which occurred, with the payment of the bonus conditioned on the closing of the Merger. The actual performance-based bonus paid was calculated by multiplying the executive’s annual base salary, target bonus percentage and percentage achievement of the performance objectives. See subsection “—Departure of Officers”.

Equity Incentive Awards

Legacy Tvardi’s equity award program was the primary vehicle for offering long-term incentives to its executive officers. Legacy Tvardi believed that equity awards provided its executives with a strong link to its long-term performance, created an ownership culture, helped align the interests of its executives and its stockholders and promoted retention of its executive officers and other employees. Prior to the Merger, Legacy Tvardi used stock option grants for this purpose because it believed they were an effective means by which to align the long-term interests of its executive officers with those of its stockholders. Grants to executive officers and other employees were made at the discretion of Legacy Tvardi’s board of directors, were not made at any specific time during a year and were historically made primarily in connection with the commencement of employment.

Following the Merger, our equity-based incentive awards granted to the Legacy Tvardi Named Executive Officers are designed to align the interests of our named executive officers with those of our stockholders. Vesting of equity awards is generally tied to each officer’s continuous service with us and serves as an additional retention measure. Executives generally will be awarded an initial new hire grant upon commencement of employment and thereafter on an annual basis. Additional grants may occur periodically in order to specifically incentivize executives with respect to achieving certain corporate goals or to reward executives for exceptional performance. Unless and until the Board provides otherwise, all equity awards will be granted pursuant to our 2025 Equity Incentive Plan.

Cara used equity awards to motivate its executive officers, including the named executive officers, to increase the long-term value of Cara’s common stock and, thereby, to align the interests of its executive officers with those of its stockholders. These equity awards were intended to further Cara’s success by ensuring that sustainable value creation is a key factor in Cara’s executive officers’ management of its business. The size and form of these equity awards was determined by Cara’s Compensation Committee in its discretion. No equity awards were granted to Mr. Posner, Mr. Maynard or Mr. Terrillion in 2025. All Cara options and RSUs vested in full upon the consummation of the Merger.

2025 Stock Option Awards

In connection with and following the completion of the Merger, effective April 17, 2025 the Board granted Dr. Alibhai, Mr. Conn and Dr. Kauh options to purchase 182,320, 43,547 and 36,210 shares of our common stock, respectively. The per-share exercise price of the option equals the closing per-share price of our common stock on the date of grant. 25% of the shares subject to the option vest on the one-year anniversary of the January 1, 2025 vesting commencement date and the balance of the shares vest in a series of 36 successive equal monthly installments measured from the first anniversary of the vesting commencement date.

On December 16, 2025, the Board approved additional one-time retention compensation for certain of the Company’s employees, as recommended by the Compensation Committee of the Board, including to each of the Legacy Tvardi Named Executive Officers, as follows:

Named Executive Officer	Option to Purchase Shares (#)(1)
Imran Alibhai, Ph.D.	47,500
Dan Conn, J.D., M.B.A.	17,500
John Kauh, M.D.	17,500
(1)	The per-share exercise price of the option equals the closing per-share price of our common stock on the date of grant. 25% of the shares subject to the option vest on the one-year anniversary of the vesting commencement date, which is December 16, 2026, and the balance of the shares vest in a series of thirty-six successive equal monthly installments measured from the first anniversary of the vesting commencement date.

The Board approved the retention compensation to further incentivize the Legacy Tvardi Named Executive Officers’ performance as the Company executes on its Phase 1b/2 clinical trial of TTI-101 in hepatocellular carcinoma and Phase 1 trial of TTI-109 in healthy volunteers.

Employment Agreements with Named Executive Officers

Below are descriptions of employment arrangements with the Legacy Tvardi Named Executive Officers. For a discussion of the severance pay and other benefits to be provided in connection with a termination of employment and/or a change in control under the arrangements with the Legacy Tvardi Named Executive Officers, see the subsection titled “—Severance and Change in Control Benefits” below.

Imran Alibhai, Ph.D. Legacy Tvardi entered into an offer letter agreement with Dr. Alibhai in November 2018, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Alibhai is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Alibhai’s agreement also provides for certain severance benefits, as described below under the subsection titled “—Severance and Change in Control Benefits.”

Dan Conn, J.D., M.B.A. Legacy Tvardi entered into an offer letter agreement with Mr. Conn in January 2022, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Mr. Conn is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Mr. Conn’s agreement also provides for certain severance benefits, as described below under the subsection titled “—Severance and Change in Control Benefits.”

John Kauh, M.D. Legacy Tvardi entered into an offer letter agreement with Dr. Kauh in December 2022, which governs the current terms of his employment with Tvardi. The agreement has no specific term and provides for at-will employment. Pursuant to the agreement, Dr. Kauh is entitled to an annual base salary and is eligible to receive an annual performance bonus with a target equal to a pre-determined percentage of his annual base salary, based on the achievement of individual performance and company performance as determined by its board of directors. Dr. Kauh’s agreement provided for an initial option grant, which was awarded in January 2023, and a sign-on advance, which was paid in 2023 and subject to repayment for one year following Dr. Kauh’s commencement of services. Dr. Kauh’s agreement also provides for certain severance benefits, as described below under the subsection titled “—Severance and Change in Control Benefits.”

Severance and Change in Control Benefits

Tvardi Therapeutics, Inc. Severance and Change in Control Plan

On December 16, 2025, the Board approved the Tvardi Therapeutics, Inc. Severance and Change in Control Plan (the “Severance Plan”), as recommended by the Compensation Committee.

The purpose of the Severance Plan is to provide for the provision of certain severance and equity vesting acceleration benefits to certain employees of the Company (collectively, the “Eligible Employees”), including without limitation our existing named executive officers. As a condition for eligibility, participants must enter into a participation agreement, which specifies the potential severance benefits and contains other terms and conditions related to participation in the Severance Plan. The severance benefits are payable upon a qualifying termination of employment (a “Covered Termination”), both before and after a Change in Control of the Company (as defined in the Severance Plan). A Covered Termination is defined as a termination without Cause (other than as a result of death or disability) or, with respect to Dr. Alibhai, Mr. Conn and Dr. Kauh, a resignation for Good Reason (each as defined in the Severance Plan or applicable participation agreement).

Except as otherwise provided in a participation agreement, the Severance Plan supersedes any change in control or severance benefit plan, policy or practice previously maintained by the Company with respect to an Eligible Employee and any change in control or severance benefits in any individually negotiated employment offer letter, contract or other agreement between the Company and an Eligible Employee. Notwithstanding the foregoing, the Eligible Employee’s outstanding equity awards remain subject to the terms of the equity plan under which such awards were granted (including the relevant award documentation) that may apply upon a Change in Control and/or termination of such Eligible Employee’s service. Dr. Alibhai, Mr. Conn and Dr. Kauh’s awards granted prior to the Merger are subject to the terms of the 2018 Plan.

Each Eligible Employee’s right to receive the payments and benefits provided under the Severance Plan are subject to such Eligible Employee’s execution of a general waiver and release, in such form as provided by the Company. An Eligible Employee’s right to receive benefits under the Severance Plan shall terminate under certain circumstances, as specified in the Severance Plan.

Severance Benefits of Eligible Employees Within Change in Control Period

If an Eligible Employee is terminated in a Covered Termination commencing three months prior to and ending 12 months following the closing of a Change in Control (the “Change in Control Period”), such Eligible Employee will be eligible to receive the following benefits, subject to standard deductions and withholdings: (i) a lump sum cash payment equal to a portion of such Eligible Employee’s base salary (18 months for Dr. Alibhai, 12 months for Mr. Conn and Dr. Kauh); (ii) a lump sum cash payment in an amount equal to 150% (for Dr. Alibhai) or 100% (for Mr. Conn and Dr. Kauh) of the Eligible Employee’s annual target cash bonus for the calendar year in which the Eligible Employee’s Covered Termination occurs; (iii) Company-paid COBRA premium payments for the Eligible Employee and such Eligible Employee’s eligible dependents for a period of time following such Covered Termination (up to 18 months for Dr. Alibhai, 12 months for Mr. Conn and Dr. Kauh); (iv) full acceleration of any then-outstanding, unvested time-vesting equity awards held by the Eligible Employee and (v) with respect to Mr. Conn, a lump sum cash payment in lieu of any unused portion of his accrued vacation (“PTO”). If any of the benefits payable under the Severance Plan would constitute a “parachute payment” within the meaning of Section 280G of the Code (as defined in the Severance Plan) and otherwise be subject to the excise tax imposed by Section 4999 of the Code, the Severance Plan provides for a best-after-tax analysis with respect to such payments.

Severance Benefits of Eligible Employees Outside Change in Control Period

If an Eligible Employee is terminated in a Covered Termination outside of the Change in Control Period, such Eligible Employee will be eligible to receive: (i) continued cash payments of such Eligible Employee’s base salary, to be paid in installments in accordance with the Company’s regular payroll practices over a specified time period (12 months for Dr. Alibhai, 10 months for Mr. Conn and 9 months for Dr. Kauh); (ii) for the named executive officers, a pro-rated amount of the officer’s annual target cash bonus based upon (a) actual performance as measured by the Plan Administrator (as defined in the Severance Plan) and (b) the number of months worked in the calendar year in which such officer’s Covered Termination occurs; (iii) Company-paid COBRA premiums for the Eligible Employee and such Eligible Employee’s eligible dependents for a period of time (up to 12 months for Dr. Alibhai, 10 months for Mr. Conn and 9 months for Dr. Kauh); (iv) acceleration of the vesting and exercisability (as applicable) of any then-outstanding, unvested time-vesting equity awards held by the named executive officers to the extent such awards were scheduled to vest during a specified period following such Covered Termination (24 months for Dr. Alibhai, 10 months for Mr. Conn or 9 months for Dr. Kauh) and (v) with respect to Mr. Conn, PTO.

Change in Control Acceleration upon Acquirer’s Failure to Assume, Continue or Substitute

If (i) in connection with a Change in Control, any outstanding unvested equity award held by an Eligible Employee is not assumed, continued or substituted for by the successor or acquiror entity (or its parent company) and (ii) such Eligible Employee remains employed with the Company as of immediately prior to such Change in Control, then the vesting of such awards shall accelerate in full (and, with respect to performance-vesting awards, at 100% of target, unless otherwise provided in individual award documents), effective immediately prior to, but subject to the consummation of, such Change in Control.

Departure of Officers

On April 15, 2025, effective upon the closing of the Merger, the employment of each of Christopher Posner, Ryan Maynard and Scott Terrillion as Cara’s President and Chief Executive Officer, Cara’s Chief Financial Officer, and Cara’s General Counsel, Secretary and Chief Compliance Officer, respectively, was terminated. In connection with their termination of employment, each of Mr. Posner, Mr. Maynard and Mr. Terrillion entered into side letters with Cara which provided for (i) in the case of Mr. Posner, a lump sum payment equal to 18 months of his current base salary, a lump sum payment equal to one and a half times his 2025 target annual bonus and payment of applicable COBRA premiums for up to 18 months following termination, (ii) in the case of Mr. Maynard, a lump sum payment equal to 12 months of his current base salary, a lump sum payment equal to his 2025 target annual bonus and payment of applicable COBRA premiums for up to 12 months following termination, and (iii) in the case of Mr. Terrillion, a lump sum payment equal to 12 months of his current base salary, a lump sum payment equal to his 2025 target annual bonus and payment of applicable COBRA premiums for up to 12 months following termination. Each of Mr. Posner, Mr. Maynard and Mr. Terrillion executed a release of claims in favor of Cara as a condition to receiving their respective severance benefits. The terms of the side letters were pursuant to, and consistent with, the terms of the Cara Therapeutics, Inc. Severance Plan and Form of Participation Agreement, which was filed as Exhibit 10.14 to the Annual Report on Form 10-K filed by Cara on March 1, 2022, and the Employment Agreement with Mr. Posner, which was filed as Exhibit 10.1 to the Current Report on Form 8-K filed by Cara on November 3, 2021, as applicable.

The following table sets forth the actual cash and non-cash compensation paid or provided to each of Mr. Posner, Mr. Maynard and Mr. Terrillion in connection with, or following, their termination of employment in connection with the Merger.

			Perquisites/
	Cash	Equity	Benefits	Total
Named Executive Officer	($)(1)	($)(2)	($)(3)	($)
Christopher Posner	2,184,000	11,826	170,501	2,366,327
Ryan Maynard	861,120	—	136,779	997,899
Scott Terrillion	834,912	—	147,591	982,503
(1)	For Mr. Posner, amount represents installment payments equal to 150% of the sum of Mr. Posner’s base salary at the time the Merger closed plus a lump sum payment equal to 150% of his target bonus for 2025. For Mr. Maynard and Mr. Terrillion, amount represents installment payments equal to 100% of the sum of their respective current base salary plus target bonus for that year.
(2)	Pursuant to the Merger Agreement, the vesting of each equity award of the Cara named executive officers was fully accelerated on the Merger closing date. The total values in the table below for RSUs represent $15.96 multiplied by the number of shares of Cara common stock subject to the RSUs. Information regarding options is not included as the exercise price of all applicable unvested options was greater than $15.96.
(3)	Amount represents the payment for accrued vacation and reimbursement of COBRA premiums for health benefit coverage in an amount equal to the monthly employer contribution that Cara would have made to provide health insurance to Mr. Posner, Mr. Maynard and Mr. Terrillion had the executive remained employed with Cara until 12 months following the date of termination, based on the costs of coverage and benefit elections in effect as of January 15, 2025. This amount represents 18 months of benefits allowance for Mr. Posner and 12 months of benefits allowance for Mr. Maynard and Mr. Terrillion, respectively.

Outstanding Equity Awards at 2025 Fiscal-Year End

The following table shows certain information regarding outstanding equity awards held by the Company’s named executive officers at December 31, 2025.

			Option Awards(1)(2)
			Number of	Number of
			securities	securities
			underlying	underlying
			unexercised	unexercised	Option
		Vesting	options	options	exercise	Option
	Grant	Commencement	(#)	(#)	price	expiration
Named Executive Officer	date	Date	exercisable	unexercisable	($)	date
Imran Alibhai, Ph.D.	1/16/2019	12/1/2018	207,881	—	0.67	1/16/2029
Chief Executive Officer	1/30/2021	1/1/2020	2,012	—	0.67	1/30/2031
	12/16/2021	6/4/2021	160,940	—	4.70	12/16/2031
	4/17/2025	1/1/2025	—	182,320	17.04	4/17/2035
	12/16/2025	12/16/2025	—	47,500	4.20	12/16/2035
Dan Conn, J.D., M.B.A.	2/4/2022	1/12/2022	87,198	1,856	4.70	2/4/2032
Chief Financial Officer	4/17/2025	1/1/2025		43,547	17.04	4/17/2035
	12/16/2025	12/16/2025		17,500	4.20	12/16/2035
John Kauh, M.D.	1/12/2023	1/30/2023	53,994	20,056	6.11	1/12/2033
Chief Medical Officer	4/17/2025	1/1/2025	—	36,210	17.04	4/17/2035
	12/16/2025	12/16/2025	—	17,500	4.20	12/16/2035
(1)	Option awards granted prior to April 15, 2025 were granted under the 2018 Plan. Option awards granted after April 15, 2025 were granted under the 2025 Plan.
(2)	Stock option awards vest over a period of four years with 25% of the shares underlying the option vesting on the one-year anniversary of the vesting commencement date and 1/48th of the shares underlying the option vesting on a monthly basis thereafter, subject to continued service through each vesting date.

401(k) Plan

We maintain a 401(k) Plan that is available to all employees. Under the terms of the 401(k) Plan, participants may elect to contribute up to 80% of their compensation or the statutory prescribed limits. We do not make any matching contributions to deferrals made by participants.

Cara maintained the Cara Therapeutics Savings and Retirement 401(k) Plan, or the Cara 401(k) Plan, a tax-qualified retirement plan that provided eligible U.S. employees with an opportunity to save for retirement on a tax advantaged basis. All employees over the age of 21 were eligible to participate in the plan at the beginning of the month after three consecutive months of service. Employees were able to defer a portion of their pay into the plan on the first day of the quarter on or after the day all age and service requirements had been met. All eligible employees received an employer contribution equal to 3% of their salary up to the annual Internal Revenue Code limit. Pre-tax contributions were allocated to each participant’s individual account and were then invested in selected investment alternatives according to the participant’s directions. Contributions that Cara made were immediately and fully vested; employees were immediately and fully vested in their contributions. The Cara 401(k) Plan was intended to qualify under Sections 401(a) and 501(a) of the Internal Revenue Code. As a tax-qualified retirement plan, contributions to the Cara 401(k) Plan and earnings on those contributions were not taxable to the employees until distributed from the Cara 401(k) Plan and all contributions were deductible by Cara when made.

Pension Benefits

Our named executive officers did not participate in, or otherwise receive any benefits under, any pension or retirement plan sponsored by Tvardi or Legacy Tvardi during the fiscal year ended December 31, 2025.

Nonqualified Deferred Compensation

Our named executive officers did not participate in, or earn any benefits under, a non-qualified deferred compensation plan sponsored by Tvardi or Legacy Tvardi during the fiscal year ended December 31, 2025.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Nonpublic Information

From time to time, Cara granted stock options to its employees, including the named executive officers. Historically, Cara granted new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants were approved by Cara’s Compensation Committee prior to the grant date. Also, Cara’s non-employee directors received automatic grants of initial and annual equity awards, at the time of a director’s initial appointment or election to Cara’s board and at the time of each annual meeting of Cara’s stockholders, respectively, pursuant to Cara’s Non-Employee Director Compensation Policy, as further described under the heading “Director Compensation” above. Cara did not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. Cara’s Compensation Committee considered whether there was any material nonpublic information, or MNPI, about Cara when determining the timing of stock option grants and did not seek to time the award of stock options in relation to our company’s public disclosure of MNPI. Cara did not time the release of MNPI for the purpose of affecting the value of executive compensation.

Following the Merger, the Company has granted stock options to its employees, including the Company’s executive officers. The Company generally grants new-hire option awards on or soon after a new hire’s employment start date and annual refresh employee option grants in the first quarter of each fiscal year, which refresh grants must be approved by the Board or Compensation Committee prior to the grant date. Also, the Company’s non-employee directors received automatic grants of initial equity awards following the Merger and will receive in future years annual equity awards at the time of each annual meeting of the Company’s stockholders, respectively, pursuant to the Company’s Non-Employee Director Compensation Policy, as further described under the heading “Director Compensation” above. The Company does not otherwise maintain any written policies on the timing of awards of stock options, stock appreciation rights, or similar instruments with option-like features. To date, the Company’s Board has considered whether there was any MNPI about the Company when determining the timing of stock option grants and did not seek to time the award of stock options in relation to our company’s public disclosure of MNPI. The Company did not time the release of MNPI for the purpose of affecting the value of executive compensation.

Grant of Stock Options Close in Time to the Filing of Certain SEC Reports

During fiscal year 2025, we did not grant option awards to our named executive officers during the period beginning four business days prior to and ended one business day following the filing of our periodic reports on Form 10-Q or Form 10-K or the filing or furnishing of a current report on Form 8-K that disclosed material non-public information.

Pay Versus Performance

The information below is provided in accordance with the SEC pay versus performance disclosure requirements set forth in Item 402(v) of Regulation S-K under the Exchange Act (“Pay Versus Performance Rules”). These rules require companies to disclose certain information about the relationship between the compensation of our principal executive officer (“PEO”) and non-PEO named executive officers (“Non-PEO NEOs”) (as a group) and certain financial performance measures.

	Christopher Posner		Imran Alibhai
	Summary		Summary		Average Summary	Average
	Compensation	Compensation	Compensation	Compensation	Compensation	Compensation	Total
	Table Total	Actually Paid	Table Total	Actually Paid	Table Total for	Actually Paid to	Shareholder	Net Income
Fiscal Year	for PEO[1]	to PEO[2]	for PEO[1]	to PEO[2]	Non-PEO NEOs[3]	Non-PEO NEOs[2]	Return[4]	($M)[5]
(a)	(b)	(c)	(b)	(c)	(d)	(e)	(f)	(h)
2025	$2,570,260	$2,559,999	$3,116,090	$1,326,430	$1,135,113	$883,381	$1.11	$(18.21)
2024	$1,065,879	$637,247	$—	$—	$600,068	$458,779	$4.75	$(29.40)
2023	$4,743,329	$(2,735,603)	$—	$—	$1,661,327	$(817,170)	$6.92	$(11.85)
1	The dollar amounts reported in column (b) are the amounts of total compensation reported for our PEOs (Christopher Posner and Imran Alibhai) for each corresponding year in the “Total” column of the Summary Compensation Table.
2	The dollar amounts reported in column (c) and (e) represent the amount of CAP, as computed in accordance with SEC rules. “Compensation Actually Paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. The following table details these adjustments:

Compensation Actually Paid to PEO (Christopher Posner)	FY 2024	FY 2025
Summary Compensation Table Total	$1,065,879	$2,570,260
- Grant date fair value of option awards and stock awards granted in the fiscal year	$(326,800)	$—
+ Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$—	$—
+ Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	$(43,426)	$—
+ Fair value as of the vesting date of vested awards granted in the fiscal year	$—	$—
+ Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	$(25,934)	$(10,261)
- Prior fiscal year end value of any equity awards granted in prior fiscal years that failed to meet vesting conditions during the fiscal year	$(32,472)	$—
Compensation Actually Paid	$637,247	$2,559,999

Compensation Actually Paid to PEO (Imran Alibhai)	FY 2024	FY 2025
Summary Compensation Table Total	N/A	$3,116,090
- Grant date fair value of option awards and stock awards granted in the fiscal year	N/A	$(2,173,903)
+ Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	N/A	$386,731
+ Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	N/A	$—
+ Fair value as of the vesting date of vested awards granted in the fiscal year	N/A	$—
+ Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	N/A	$(2,489)
- Prior fiscal year end value of any equity awards granted in prior fiscal years that failed to meet vesting conditions during the fiscal year	N/A	$—
Compensation Actually Paid	N/A	$1,326,430

Compensation Actually Paid to Non-PEO NEOs	FY 2024	FY 2025
Summary Compensation Table Total	$600,068	$1,135,113
- Grant date fair value of option awards and stock awards granted in the fiscal year	$(117,800)	$(247,692)
+ Year-end fair value of outstanding and unvested equity awards granted in the fiscal year	$—	$52,240
+ Year over year change in fair value of outstanding and unvested equity awards granted in prior fiscal years	$(12,717)	$(69,896)
+ Fair value as of the vesting date of vested awards granted in the fiscal year	$—	$—
+ Year over year change in fair value of equity awards granted in prior fiscal years that vested in the fiscal year	$(3,764)	$13,615
- Prior fiscal year end value of any equity awards granted in prior fiscal years that failed to meet vesting conditions during the fiscal year	$(7,008)	$—
Compensation Actually Paid	$458,779	$883,381
3	The dollar amounts reported in column (d) represent the average of the amounts reported for our Non-PEO NEOs as a group in the “Total” column of the Summary Compensation Table in each applicable year. The names of each of our Non-PEO NEOs included for purposes of calculating the average amounts in each applicable year are as follows:

Fiscal Year	Non-PEO NEOs
2025	Ryan Maynard, Scott Terrillion, Dan Conn, John Kauh
2024	Ryan Maynard and Scott Terrillion
2023	Joana Goncalves, M.D. and Ryan Maynard
4	TSR determined in Column (f) is based on the value of an initial fixed investment of $100 in Cara (now known as Tvardi following the Merger) as of December 31, 2022.
5	The dollar amounts in Column (h) represent Tvardi (formerly Cara) GAAP Net Income (in millions) for 2025. For fiscal years 2023 and 2024, GAAP Net Income (in millions) represents the results of Cara prior to the Merger.

Relationship Between Compensation Actually Paid and Cumulative Company TSR

The graph below (i) sets forth the relationship between the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the two most recently completed fiscal years.

Relationship Between CAP and Net Income

The graph below sets forth the amount of Compensation Actually Paid to our PEO, the average amount of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the two most recently completed fiscal years.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

The following table summarizes our equity compensation plan information as of December 31, 2025.

Number of securities
remaining available for
future issuance under
equity compensation
	Number of securities to	Weighted-average	plans (excluding shares
	be issued upon exercise	exercise price of	of common stock
	of outstanding options,	outstanding options,	reflected in column
Plan	warrants and rights (a)	warrants and rights (b)	(a))(c)(3)
Equity compensation plans approved by security holders(1)(2)	1,212,246	$8.68	539,276
Equity compensation plans not approved by security holders	—	—	—
Total	1,212,246	$8.68	539,276
(1)	Includes the Company’s 2025 Equity Incentive Plan (the “2025 Plan”) and 2025 Employee Stock Purchase Plan (the “2025 ESPP”), Legacy Tvardi’s 2018 Stock Incentive Plan and Cara’s 2014 Equity Incentive Plan.
(2)	The shares of common stock underlying any awards that are forfeited, canceled, reacquired by us prior to vesting, satisfied without the issuance of stock, expire or are otherwise terminated, other than by exercise, under our 2025 Plan and 2025 ESPP will be added back to the shares of common stock available for issuance under our 2025 Plan and 2025 ESPP, respectively. We no longer make grants under Legacy Tvardi’s 2018 Stock Incentive Plan and Cara’s 2014 Equity Incentive Plan.
(3)	The amount includes 445,721 shares available for issuance under the 2025 Plan and 93,555 shares available for issuance under the 2025 ESPP. The 2025 Plan provides that the number of shares initially reserved and available for issuance under the 2025 Plan may be increased at the discretion of the Board on January 1 of each year for a period of five years, commencing on January 1, 2026 and ending on January 1, 2030, in an amount not to exceed 5% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 Plan) determined on December 31 of the preceding year, if the Board acts prior to January 1 of a given year to provide that the increase for such year will occur and to determine the applicable number of additional shares of our common stock. In the absence of action by the Board, no such increase will automatically occur. On December 16, 2025, the Board elected to increase the number of shares reserved and available for issuance under the 2025 Plan by 5% effective as of January 1, 2026. The 2025 ESPP provides that the number of shares initially reserved for issuance under the 2025 ESPP will automatically increase on January 1 of each year for a period of up to ten years, beginning on January 1, 2026 and continuing through and including January 1, 2035, by an amount equal to the lesser of (i) 1% of the total number of shares of the Fully Diluted Common Stock (as defined in the 2025 ESPP) determined on December 31 of the preceding year, and (ii) a number of shares equal to three times the Initial Share Reserve (as defined in the 2025 ESPP). Notwithstanding the foregoing, the Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares.

PROPOSAL 4

RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as our principal independent registered public accounting firm to perform the audit of our financial statements for the fiscal year ending December 31, 2026 and has further recommended that the Board submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. Representatives of Deloitte are expected to be present at the Annual Meeting. As discussed below, Deloitte was appointed to audit our financial statements on May 12, 2025. Representatives of Deloitte will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions. Prior to May 12, 2025, Ernst & Young LLP (“EY”) served as Cara’s independent registered public accounting firm and had audited Cara’s financial statements since 2006, which included the financial statements for the period from May 2004 (inception) to December 31, 2004 and the year ended December 31, 2005.

Neither the Company’s Bylaws nor other governing documents or law require stockholder ratification of the selection of Deloitte as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of Deloitte to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether or not to retain Deloitte. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

Change in Independent Registered Public Accounting Firm

As previously reported, EY was dismissed as our independent registered public accounting firm as of May 12, 2025. The decision to change our accounting firm was authorized by the Audit Committee. EY’s audit reports on our financial statements for the year ended December 31, 2024 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles.

During our fiscal year ended December 31, 2024 and the subsequent interim period through May 12, 2025: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304) with EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of such disagreements in connection with its reports on the financial statements for such periods and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

EY’s letter to the SEC stating its agreement with the statements in the two foregoing paragraphs was filed as an exhibit to our Current Report on Form 8-K dated May 13, 2025.

The Board of Directors Recommends a Vote FOR Proposal 4.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S FEES

Principal Accountant Fees and Services

The following table represents aggregate fees billed for the fiscal years ended December 31, 2025 and 2024 by Deloitte, our principal accountant.

	Fiscal Year Ended December 31,
Fee Category	2025	2024
Audit fees(1)	$1,404,389	$1,391,297
Total fees	$1,404,389	$1,391,297
(1)	“Audit fees” consist of the aggregate fees billed for professional services rendered for (i) the audit of the consolidated financial statements; (ii) the review of our quarterly reports on Form 10-Q; (iii) registration statement filings, including the Registration Statement on Form S-4 filed with the SEC in connection with the Merger; and (iv) the issuance of consents.

All fees described above for the year ended December 31, 2025 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, Deloitte. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services up to specified amounts. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.

The Audit Committee has determined that the rendering of services other than audit services by Deloitte is compatible with maintaining the independent registered public accounting firm’s independence.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table and the related notes present certain information with respect to the beneficial ownership of our common stock by: (i) each person or group of affiliated persons known by us to be the beneficial owner of more than 5% of our common stock; (ii) each of our directors; (iii) each of our named executive officers; and (iv) all of our current executive officers and directors as a group.

This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The following table lists applicable percentage ownership based on 9,381,344 shares of our common stock outstanding as of March 31, 2026. Shares of our common stock that may be acquired by an individual or group within 60 days of March 31, 2026, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purpose of computing the percentage ownership of our common stock of any other person shown in the table.

	Number of Shares	Percentage of
Name of beneficial owner	Beneficially Owned	Shares Beneficially Owned
5% stockholders:
Entities affiliated with Sporos(1)	837,636	8.9%
Entities affiliated with Solas BioVentures(2)	761,287	8.1%
Entities affiliated with Slate Path(3)	704,118	7.5%
David J. Tweardy(4)	652,398	7.0%
Directors and named executive officers:
Imran Alibhai, Ph.D. (5)	441,189	4.5%
Dan Conn, J.D., M.B.A. (6)	107,319	1.1%
John Kauh, M.D. (7)	77,527	*
Christopher Posner	—	—
Ryan Maynard	—	—
Scott Terrillion	620	*
Sujal Shah(8)	22,441	*
Wallace L. Hall, Jr. (9)	48,712	*
Michael S. Wyzga(10)	22,441	*
Cynthia Smith(11)	4,000	*
Susan Shiff, Ph.D. (12)	18,103	*
All current executive officers and directors as a group (8 persons)(13)	741,732	7.4%
*	Less than 1%.
(1)	Consists of 837,636 shares of common stock held by Sporos Bioventures LLC. The board of managers of Sporos Bioventures LLC consists of Alex Cranberg, Peter Feinberg, Harold Levy, and Rachel Humphrey. The address for Sporos is 3139 West Holcombe Blvd, Houston, TX 77025.
(2)	Consists of (i) 598,288 shares held by Solas Tvardi Sidecar, LLC and (ii) 162,999 shares of common stock held by Solas BioVentures Fund II, LP. Solas Partners II, LLC is the Manager of Solas Tvardi Sidecar, LLC and the General Partner of Solas BioVentures Fund II, LP. Solas BioVentures Management, LLC is the Investment Manager of Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP, having been designated as such by Solas Partners II, LLC. C. David Adair, Mark D. Hackett, and David A. Belitz are the Managers of both Solas Partners II, LLC and Solas BioVentures Management, LLC, and those individuals share the voting and dispositive power over the shares held by Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP. The address for Solas Tvardi Sidecar, LLC and Solas BioVentures Fund II, LP. is 412 Georgia Avenue, Suite 201, Chattanooga, TN 37403.

(3)	Based solely on Schedule 13G filed by Slate Path Capital LP and David Greenspan on August 14, 2025. Consists of shares of common stock directly held by Slate Path Master Fund LP (the “Master Fund”), a Cayman Islands exempted limited partnership, and SPB Master Fund LP, a Cayman Islands exempted limited partnership (the “SPB Master Fund”, and, together with the Master Fund, the “Slate Path Funds”). Slate Path Capital LP (the “Investment Manager”), a Delaware limited partnership, is the investment manager of the Slate Path Funds. David Greenspan is the managing partner of Jades GP, LLC, a Delaware limited liability company and the general partner of the Investment Manager. The address for the entities affiliated with Slate Path and Mr. Greenspan is 717 Fifth Avenue, 16th Floor, New York, NY 10022.
(4)	Consists of (i) 649,046 shares of common stock held by David J. Tweardy; and (ii) 4,024 shares common stock issuable upon the exercise of stock options held by David J. Tweardy that are exercisable within 60 days of March 31, 2026.
(5)	Consists of shares of common stock issuable upon exercise of stock options held by Dr. Alibhai that are exercisable within 60 days of March 31, 2026.
(6)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Conn that are exercisable within 60 days of March 31, 2026.
(7)	Consists of shares of common stock issuable upon exercise of stock options held by Dr. Kauh that are exercisable within 60 days of March 31, 2026.
(8)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Shah that are exercisable within 60 days of March 31, 2026.
(9)	Consists of (i) 44,712 shares of common stock held by Firepit Partners, LP and (ii) 4,000 shares of common stock issuable upon exercise of stock options held by Mr. Hall that are exercisable within 60 days of March 31, 2026. Mr. Hall is the general partner of Firepit Partners, LP and holds sole voting and dispositive power over the shares held by Firepit Partners, LP. The address for Firepit Partners, LP is 5956 Sherry Lane, Suite 1810, Dallas, TX 75225.
(10)	Consists of shares of common stock issuable upon exercise of stock options held by Mr. Wyzga that are exercisable within 60 days of March 31, 2026.
(11)	Consists of shares of common stock issuable upon exercise of stock options held by Ms. Smith that are exercisable within 60 days of March 31, 2026.
(12)	Consists of (i) 5,612 shares of common stock held by Dr. Shiff and (ii) 12,491 shares of common stock issuable upon exercise of stock options held by Dr. Shiff that are exercisable within 60 days of March 31, 2026.
(13)	Consists of (i) 50,324 shares of common stock beneficially owned by our current directors and executive officers as a group and (ii) 691,408 shares common stock issuable upon the exercise of stock options held by our current directors and executive officers as a group that are exercisable within 60 days of March 31, 2026.

TRANSACTIONS WITH RELATED PERSONS

Described below are any transactions occurring since January 1, 2024 and any currently proposed transactions, other than equity and other compensation, termination, change in control and other arrangements, which are described in the “Executive Compensation” section or which are not required to be disclosed pursuant to the instructions to Item 404 of Regulation S-K, to which we, Legacy Tvardi or Cara was a party and in which:

●	the amounts involved exceeded or will exceed the lesser of $120,000 and 1% of the average of our, Legacy Tvardi’s or Cara’s total assets at year-end for the last two completed fiscal years, as applicable; and
●	any of our, Legacy Tvardi’s or Cara’s directors, executive officers or holders of more than 5% of our, Legacy Tvardi’s or Cara’s capital stock, or an affiliate or immediate family member of the foregoing persons, had or will have a direct or indirect material interest.

Legacy Tvardi Related Party Transactions

Support Agreements

Concurrently with the execution of the Merger Agreement, the executive officers, directors and certain stockholders of Legacy Tvardi holding approximately 97% of the outstanding Legacy Tvardi capital stock entered into support agreements (the “Tvardi Support Agreements”) in favor of Cara, which provided among other things, that such executive officers, directors and stockholders would vote all of their shares of Legacy Tvardi capital stock, among other things: (i) in favor of adopting the Merger Agreement and approving the Merger, the Company Stockholder Matters (as defined in the Merger Agreement) and the other transactions and actions contemplated by the Merger Agreement, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the Merger and (iii) against any acquisition proposal involving a third party. The Tvardi Support Agreements terminated automatically upon the effective time of the Merger.

Lock-Up Agreements

Concurrently with the execution of the Merger Agreement, certain executive officers, directors and stockholders of Legacy Tvardi entered into lock-up agreements (the “Lock-Up Agreements”), pursuant to which such persons accepted certain restrictions on transfers of the shares of our common stock held by such persons for the 180-day period following the effective time of the Merger.

Convertible Notes

In multiple closings held between December 5, 2024 and December 31, 2024, Legacy Tvardi issued and sold Convertible Notes in an aggregate amount of $28,297,679. The Convertible Notes accrued simple interest at 8% per annum and had a maturity date of December 31, 2026. Upon the closing of the Merger, the outstanding principal balance of such Convertible Notes and all unpaid accrued interest automatically converted into shares of our common stock, at a conversion price equal to 80% of the implied valuation of the combined company in the Merger. The following table summarizes the Convertible Notes purchased by holders of more than 5% of Legacy Tvardi’s capital stock and entities affiliated with its executive officers and members of its board of directors.

Aggregate Principal
Amount of the
Convertible
Participants(1)	Notes($)
Entities affiliated with Slate Path(2)	2,000,000
BioMatrix Partners Ltd.(3)	1,000,000
Firepit Partners, LP(4)	250,000
Entities affiliated with Solas BioVentures(5)	13,375,000
(1)	Additional details regarding these stockholders or their affiliates and their equity holdings are included in this proxy statement in the section titled “Security Ownership of Certain Beneficial Owners and Management.”
(2)	Consisted of (i) $1,768,000 in an aggregate principal amount of Convertible Notes purchased by Slate Path Master Fund LP, which were converted into 79,086 shares of our common stock upon the closing of the Merger and (ii) $232,000 in an aggregate principal amount of Convertible Notes purchased by SPB Master Fund LP (together with Slate Path Master Fund LP and other affiliates, “Slate Path”), which were converted into 10,378 shares of our common stock upon the closing of the Merger. Jamie McNab was a member of Legacy Tvardi’s board of directors at the time such Convertible Notes were purchased and a Partner of Slate Path Capital LP, which is the investment manager of Slate Path Master Fund LP and SPB Master Fund LP. Mr. McNab may be deemed to share the power to direct the disposition and vote of the shares received by Slate Path upon conversion of such Convertible Notes, but disclaims beneficial ownership of all shares held by Slate Path except to any pecuniary interest therein.
(3)	The $1,000,000 aggregate principal amount of Convertible Notes purchased by BioMatrix Partners Ltd converted into 44,665 shares of our common stock upon the closing of the Merger. Wallace L. Hall, Jr. was a member of Legacy Tvardi’s board of directors and is a limited partner of BioMatrix Partners Ltd. As a limited partner in BioMatrix Partners Ltd., Mr. Hall has a pecuniary interest in any transactions involving the shares received by BioMatrix Partners Ltd. in the conversion of such Convertible Notes.
(4)	The $250,000 aggregate principal amount of Convertible Notes purchased by Firepit Partners, LP converted into 11,183 shares of our common stock upon the closing of the Merger. Wallace L. Hall, Jr. was a member of Legacy Tvardi’s board of directors and is the general partner of Firepit Partners, LP. Mr. Hall has sole voting and dispositive power over any shares received by Firepit Partners, LP. in the conversion of such Convertible Notes.
(5)	Consisted of $13,375,000 in an aggregate principal amount of Convertible Notes purchased by Solas Tvardi Sidecar, LLC, which were converted into 598,288 shares of our common stock upon the closing of the Merger. Upon the closing of the Merger and as a result of the conversion of the Convertible Notes into shares of our common stock, entities affiliated with Solas BioVentures became greater than 5% stockholders of our common stock.

Founder Royalty Payments

Pursuant to founder restricted stock purchase agreements, entered into on January 25, 2018, as amended, between Legacy Tvardi and each of its founders, David J. Tweardy, M.D., and Ron DePinho, M.D., we are obligated to pay royalties to each such founder in an amount equal to 1% each on the worldwide net sales of TTI-101 and any derivative formulations (“Royalty Bearing Product”). These royalty obligations last, on a country-by-country basis, for the later of (i) the date on which the sale of Royalty Bearing Product is no longer covered by a Covered Patent (as defined below) in such country, or 15 years after the first commercial sale of Royalty Bearing Product in such country. The timing of when its royalty payments will actually be made is uncertain as the payments are contingent upon future activities, including the successful development, regulatory approval and commercialization of a Royalty Bearing Product. A Covered Patent means, subject to certain customary exceptions, an issued patent that is owned by Legacy Tvardi or an affiliate, or for which all rights to develop and commercialize pharmaceutical products for the treatment of any human disorder, are exclusively licensed to Legacy Tvardi or an affiliate by the owner of such patent, with its right or its affiliate’s right to grant sublicenses. Dr. Tweardy beneficially owns greater than 5% of our common stock. See “Security Ownership of Certain Beneficial

Owners and Management” for more information. DePinho beneficially owned greater than 5% of our common stock during 2024 and 2025.

Investor Agreements

In connection with Legacy Tvardi’s Series B financing, Legacy Tvardi entered into an amended and restated investors’ rights agreement, amended and restated voting agreement, as amended, and amended and restated right of first refusal and co-sale agreement, which contained registration rights, information rights, voting rights and rights of first refusal and co-sale, among other things, with certain of its directors, officers and greater than 5% stockholders, or entities affiliated with such parties. These agreements terminated upon the completion of the Merger.

Indemnification Agreements with Executive Officers and Directors

Legacy Tvardi entered into separate indemnification agreements with certain of its directors and executive officers generally requiring Legacy Tvardi to indemnify those directors or executive officers to the fullest extent permitted by Delaware law, in addition to the indemnification provided for in Legacy Tvardi’s amended and restated certificate of incorporation and bylaws.

Company Related Party Transactions

Investor Agreements

On the Closing Date, the Company and Legacy Tvardi entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with entities affiliated with Palkon, Shaheen Wirk, David J. Tweardy and his affiliated entities and entities affiliated with Wallace L. Hall, Jr., pursuant to which the Company will prepare and file a resale registration statement with the SEC within 45 calendar days following the closing of the Merger for purposes of registering the resale of up to 2,286,161 shares issued in the Merger to such parties. Such shares are subject to the terms of the Lock-Up Agreements. The Company has also agreed, among other things, that the Company will indemnify the affiliates from certain liabilities and pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to the Company’s obligations under the Registration Rights Agreement.

Indemnification Agreements with Executive Officers and Directors

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors and officers, in addition to the indemnification provided for in our certificate of incorporation and bylaws. The indemnification agreements and our certificate of incorporation and bylaws generally require us to indemnify our directors, executive officers and certain controlling persons to the fullest extent permitted by Delaware law.

Cara Related Party Transactions

Support Agreements

Concurrently with the execution of the Merger Agreement, the officers and directors of Cara, and their affiliated funds that hold Cara common stock and who collectively own approximately 1% of the outstanding shares of Cara common stock, entered into the Support Agreements in favor of Tvardi relating to the Merger (the “Cara Support Agreements”). The Cara Support Agreements provided, among other things, that such officers, directors and stockholders would vote all of their shares of Cara common stock: (i) in favor of adopting the Merger Agreement and approving the Merger, the other Contemplated Transactions and the Cara Proposals, (ii) against any proposal made in opposition to, or in competition with, the Merger Agreement or the Merger and (iii) against any Acquisition Proposal. The Cara Support Agreements terminated automatically upon the effective time of the Merger.

Lock-Up Agreements

Effective as of the closing of the Merger, Susan Shiff entered into a lock-up agreement, pursuant to which Dr. Shiff accepted certain restrictions on transfers of the shares of our common stock held by her for the 180-day period following the effective time of the Merger.

Transactions With Vifor (International) Ltd.

Vifor Pharma License Agreement

In October 2020, Cara entered into a license agreement (the “Vifor Pharma Agreement”) with Vifor (International) Ltd. (“Vifor Pharma”), under which Cara granted Vifor Pharma an exclusive license solely in the United States to use, distribute, offer for sale, promote, sell and otherwise commercialize Cara’s product candidate KORSUVA injection for all therapeutic uses relating to the inhibition, prevention or treatment of itch associated with pruritus in hemodialysis and peritoneal dialysis patients in the United States. Under the Vifor Pharma Agreement, Cara retained all rights with respect to the clinical development of, and activities to gain regulatory approvals of, KORSUVA injection in the United States.

As of March 31, 2025, which was prior to the closing of the Merger, Vifor Pharma owned 205,465 (after giving retroactive effect to the Reverse Stock Split), or 13.5%, of Cara’s common stock.

Pursuant to the Vifor Pharma Agreement, Cara was eligible to receive payments of up to $240 million upon the achievement of certain sales-based milestones.

In May 2022, Vifor Pharma assigned its rights and obligations under the license agreement and a supply agreement, as permitted under the agreements, to Vifor Fresenius Medical Care Renal Pharma Ltd (“VFMCRP”). Cara’s rights and obligations under these agreements were unaffected by this assignment, and the assignment did not affect Cara’s economic rights under the agreements with Vifor Pharma.

In August 2022, Vifor Pharma Group (which includes Vifor Pharma) was acquired by CSL Limited and subsequently renamed CSL Vifor as part of the acquisition. The acquisition of Vifor Pharma Group did not affect any of Cara’s rights and obligations pursuant to these agreements. In this proxy statement, unless the context otherwise requires, “CSL Vifor” refers to CSL Vifor and its affiliated entities, including, where applicable, VFMCRP.

After the assignment of rights of the Vifor Pharma Agreement from Vifor Pharma to VFMCRP in May 2022, the Vifor Pharma Agreement provided full commercialization rights in dialysis clinics to CSL Vifor in the United States under a profit-sharing arrangement. Pursuant to the profit-sharing arrangement, Cara would generally have been entitled to 60% of the net profits (as defined in the Vifor Pharma Agreement) from sales of KORSUVA injection in the United States and CSL Vifor was entitled to 40% of such net profits (excluding sales to Fresenius Medical Center dialysis clinics, compensation for which is governed by a separate license agreement dated May 17, 2018 between Cara and VFMCRP), subject to potential temporary adjustment in future years based on certain conditions. Under the Vifor Pharma Agreement, in consideration of Vifor Pharma’s conduct of the marketing, promotion, selling and distribution of KORSUVA injection in the United States, Cara paid a marketing and distribution fee to Vifor Pharma based on the level of annual net sales. This fee as well as CSL Vifor’s cost of goods sold were deducted from product sales in calculating the net profits that were subject to the profit-sharing arrangement under the agreement.

In November 2023, pursuant to the Original HCR Agreement (as defined below), Cara sold future royalty and milestone payments to HCR (as defined below) for Kapruvia and KORSUVA (ex-U.S. only) up to certain capped amounts in exchange for certain payments made to Cara.

CSL Vifor paid Cara $2,521,153 pursuant to the Vifor Pharma Agreement, of which $1,322,667 was passed through to HCR (as defined below), for the fiscal year ended December 31, 2025. CSL Vifor paid Cara $2,086,459 pursuant to the Vifor Pharma Agreement for the fiscal year ended December 31, 2024.

The Vifor Pharma Agreement was terminated upon consummation of the Asset Disposition (as defined below).

Vifor Pharma Supply Agreement

In connection with the Vifor Pharma Agreement, Cara also had a related supply agreement with Vifor Pharma (the “Vifor Pharma Supply Agreement”), pursuant to which Cara retained the right to make and have made KORSUVA injection, on a non-exclusive basis, in the United States for commercial sale of KORSUVA injection for use in all therapeutic uses to prevent, inhibit or treat itch associated with pruritus in hemodialysis and peritoneal-dialysis patients anywhere in the world and for supply of KORSUVA injection to Vifor Pharma. The supply price was Cara’s cost of goods sold as calculated under U.S. GAAP, plus an agreed upon margin.

CSL Vifor paid Cara $900,000 and $639,611 pursuant to the Vifor Pharma Supply Agreement for the fiscal years ended December 31, 2025 and 2024, respectively.

The Vifor Pharma Supply Agreement was terminated upon consummation of the Asset Disposition.

Asset Purchase Agreement

On December 17, 2024, Cara and its subsidiary, Cara Royalty Sub, LLC (“Royalty Sub”, and together with us, each, a “Seller” and together, the “Sellers”), entered into an Asset Purchase Agreement (“APA”) with VFMCRP, pursuant to which, on April 15, 2025, Sellers sold to CSL Vifor and CSL Vifor acquired from Sellers certain assets and rights for the development, manufacture and commercialization of difelikefalin as well as certain associated liabilities (the “Asset Disposition”) for a purchase price of $900,000 (subject to certain adjustments with respect to inventory). Pursuant to the APA, in connection with the consummation of the Asset Disposition, CSL Vifor and HCR (as defined below) entered into a letter agreement with Cara providing that CSL Vifor and HCR would, subject to the satisfaction of conditions to closing under the APA, enter into an amended and restated purchase agreement to amend and replace the existing Purchase and Sale Agreement, dated as of November 1, 2023 (as amended, the “Original HCR Agreement”), by and among Royalty Sub, HCRX Investments HoldCo, L.P. (“HCRX”) and HealthCare Royalty Partners IV, L.P. (“HCR IV” and together with HCRX, “HCR”). Upon entering into the amended and restated purchase agreement, effective as of the closing of the Asset Disposition: (i) CSL Vifor became obligated to make certain payments to HCR from and after the date thereof relating to certain revenue and/or royalties from difelikefalin, (ii) each of the Contribution Agreement, the License Agreement and the Pledge Agreement (each as defined in the Original HCR Agreement) were terminated, and (iii) Sellers shall have no further payment or other obligations to HCR under the Original HCR Agreement. Additionally, pursuant to the APA, at the consummation of the Asset Disposition, Cara paid CSL Vifor $3.0 million to compensate CSL Vifor for the estimated incremental future expenses to be incurred by CSL Vifor as a result of the transfer of the assets to be acquired and the liabilities to be assumed by it in connection with the Asset Disposition. In connection with the Asset Disposition, Cara assigned the following agreements related to the difelikefalin injection to CSL Vifor:

●	License Agreement dated April 4, 2013 by and between Cara and Maruishi Pharmaceutical Co., Ltd.;
●	License and API Supply Agreement effective as of April 16, 2012, as amended on May 1, 2012, by and between Cara and Chong Kun Dang Pharmaceutical Corporation;
●	API Commercial Supply Agreement effective as of July 5, 2021 between Cara and Polypeptide Laboratories S.A.; and
●	Master Manufacturing Services Agreement effective as of June 27, 2019 between Cara and Patheon UK Limited.

Indemnification Agreements with Executive Officers and Directors

Cara entered into separate indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in its amended and restated Bylaws. These agreements, among other things, require Cara to indemnify its directors and executive officers for certain expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or executive officer in any action or proceeding arising out of their services as one of its directors or executive officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at its request.

Policies and Procedures for Transactions with Related Persons

Our board of directors has adopted a written Amended and Restated Related Person Transactions Policy that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of our policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which we were, are or will be participants involving an amount that exceeds $120,000 (or, if less, 1% of the average of the Company’s total assets at year end for the last two completed fiscal years), in which any “related person” had, has or will have a direct or indirect interest.

Transactions involving compensation for services provided to us as an employee, consultant or director will not be considered related person transactions under this policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including our common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons.

Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of our voting securities, an executive officer or director becomes aware of a proposed transaction, must present information regarding the proposed related person transaction to the management of Tvardi for consideration and approval by our Audit Committee (or, where review by our Audit Committee would be inappropriate, to another independent body of our board of directors). To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the risks, costs, and benefits to us;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties or to or from employees generally.

HOUSEHOLDING OF PROXY MATERIALS

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statement materials with respect to two or more stockholders sharing the same address by delivering a single Notice of Internet Availability of Proxy Materials or other Annual Meeting materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

For this meeting, a number of brokers with account holders who are our stockholders will be “householding” the Company’s proxy materials. A single set of proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate set of proxy materials, please notify your broker or Tvardi. Direct your written request to Tvardi Therapeutics, Inc., Attn: Secretary, at 3 Sugar Creek Ctr. Blvd., Suite 525, Sugar Land, Texas 77478.

Stockholders who currently receive multiple copies of the proxy materials at their addresses and would like to request “householding” of their communications should contact their brokers.

OTHER MATTERS

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Dan Conn
Dan Conn, J.D., M.B.A.
Secretary
April 23, 2026

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, filed with the SEC on March 31, 2026 is available without charge upon written request to: Secretary, Tvardi Therapeutics, Inc., 3 Sugar Creek Ctr. Blvd., Suite 525, Sugar Land, Texas 77478.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V91948-P48691 ! ! ! 01) Imran Alibhai, Ph.D. 02) Cynthia Smith 03) Sujal Shah For All Withhold All For All Except For Against Abstain For Against Abstain ! ! ! ! ! ! To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. TVARDI THERAPEUTICS, INC. 3 SUGAR CREEK CTR. BLVD. SUITE 525 SUGAR LAND, TX 77478 Nominees: NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment, continuation, or postponement thereof. 2. To approve, on a non-binding advisory basis, the compensation of the Company's named executive officers. 3. To indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. 1. To elect the Board of Directors’ three nominees, Imran Alibhai, Ph.D., Cynthia Smith and Sujal Shah, for Class II director to serve until the 2029 Annual Meeting of Stockholders. TVARDI THERAPEUTICS, INC. The Board of Directors recommends you vote FOR the following: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote FOR the following proposal: The Board of Directors recommends you vote in favor of 1 YEAR: 4. To ratify the selection by the Audit Committee of the Board of Directors of Deloitte & Touche LLP as the independent registered public accounting firm of the Company for its fiscal year ending December 31, 2026. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 1 Year 2 Years 3 Years Abstain ! ! ! ! SCAN TO VIEW MATERIALS & VOTEw VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/TVRD2026 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on June 8, 2026. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

V91949-P48691 Important Notice Regarding the Availability of Proxy Materials for the 2026 Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. TVARDI THERAPEUTICS, INC. ANNUAL MEETING OF STOCKHOLDERS JUNE 9, 2026 12:00 P.M. EASTERN DAYLIGHT TIME THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The stockholder(s) acknowledge(s) receipt of the Notice of the 2026 Annual Meeting of Stockholders of Tvardi Therapeutics, Inc. and the Proxy Statement and hereby appoint(s) Imran Alibhai, Ph.D. and Dan Conn, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot (with discretionary authority under Proposal 1 to vote for a substitute nominee if any nominee is not able to serve or for good cause will not serve), all of the shares of Common Stock of Tvardi Therapeutics, Inc. that the stockholder(s) is/are entitled to vote at the 2026 Annual Meeting of Stockholders to be held at 12:00 P.M. Eastern Daylight Time, on Tuesday, June 9, 2026, which will be a virtual stockholder meeting through which you can listen to the meeting, submit questions and vote online at www.virtualshareholdermeeting.com/TVRD2026, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any adjournments, continuations, or postponements thereof. CONTINUED AND TO BE SIGNED ON REVERSE SIDE